UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule § 240.14a-12
PSB BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, no par value, of PSB Bancorp, Inc. (“PSB Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

5,142,526 shares of PSB Common Stock and options to acquire 906,434 shares of PSB Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 5,142,526 shares of PSB Common Stock multiplied by $17.00 per share, (B) options to purchase 906,434 shares of PSB Common Stock with exercise prices less than $17.00, multiplied by $7.13 per share (which is the difference between $17.00 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.000107 by the sum of the preceding sentence

(4)	Proposed maximum aggregate value of transaction:

93,885,816

(5)	Total fee paid:

$10,045.78

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[PSB LOGO]
______ __, 2006
Dear Shareholder:
     A special meeting of shareholders of PSB Bancorp, Inc. will be held on                      ___, 2006, at 10:00 a.m., Eastern Time. The special meeting will be held at The Crowne Plaza Hotel, 1800 Market Street, Philadelphia, Pennsylvania 19103.
     The following matters are to be acted upon at the special meeting:
•	To consider and vote upon an agreement and plan of merger dated August 30, 2006, as amended September 21, 2006, by and among Conestoga Bancorp, Inc., Conestoga Bank, FP Acquisition Corp., and PSB Bancorp, Inc. If the merger is completed, you will receive $17.00 in cash, subject to downward adjustment under certain circumstances, without interest and less applicable withholding taxes, for each share of PSB common stock you own;

•	To consider and vote upon a proposal to adjourn the meeting, if necessary, if more time is needed to solicit proxies;

•	The election of three Class II directors to serve until either the completion of the transactions contemplated by the merger agreement or for a term of three years and until their successors have been elected and qualified; and

•	Such other matters as may be properly brought before the special meeting or any adjournment thereof.
     These matters are described in the enclosed Notice of Special Meeting of Shareholders and proxy statement. We encourage you to read the entire proxy statement carefully. You may also obtain more information about PSB from documents we have filed with the Securities and Exchange Commission.
     The board of directors of PSB Bancorp, Inc. has unanimously approved the merger agreement and determined that the merger is fair to and in the best interests of PSB Bancorp, Inc. We cannot complete the transaction unless the holders of a majority of the votes cast at a special meeting of shareholders vote to approve the merger agreement. The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.
     Thank you for your interest in PSB Bancorp, Inc. I look forward to seeing you at the special meeting.
Sincerely,
Vincent J. Fumo
Chairman of the Board

NOTICE
OF
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD                      ___, 2006

To the Shareholders of PSB Bancorp, Inc.:
     Notice is hereby given that a special meeting of shareholders of PSB Bancorp, Inc. will be held on                      ___, 2006, at 10:00 a.m. (Eastern Time) at The Crowne Plaza Hotel, 1800 Market Street, Philadelphia, Pennsylvania 19103, for the following purposes:
•	To consider and vote upon a proposal to approve the agreement and plan of merger dated August 30, 2006, as amended September 21, 2006, by and among Conestoga Bancorp, Inc., Conestoga Bank, FP Acquisition Corp., and PSB Bancorp, Inc. (Matter No. 1) pursuant to which, upon the merger becoming effective, each outstanding share of common stock of PSB will be converted into the right to receive $17.00 in cash, subject to downward adjustment under certain circumstances, less applicable withholding taxes;

•	To consider and vote upon a proposal to adjourn the meeting, if necessary, if more time is needed to solicit proxies (Matter No. 2);

•	Election of three (3) Class II directors of PSB Bancorp, Inc. to serve until either the completion of the transactions contemplated by the merger agreement or for a term of three years and until their successors have been elected and qualified (Matter No. 3); and

•	Transaction of such other business as may be properly presented at the special meeting or any adjournment thereof.
     Shareholders of record at the close of business on                      ___, 2006, are entitled to notice of, and to vote at, the special meeting.
By Order of the Board of Directors
Rosanne Pauciello
Secretary
     IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
Philadelphia, Pennsylvania
                     ___, 2006

PSB BANCORP, INC.

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS
     We are providing this proxy statement and accompanying proxy card or voting instruction card to you in connection with the solication by the board of directors of PSB Bancorp, Inc. of proxies to be voted at a special meeting of shareholders. In this proxy statement, “PSB,” “we,” “us,” and “our” refer to PSB Bancorp, Inc.
(i)

(continued)

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QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q:	What do I need to do now?

A:	After carefully reading this proxy statement, including its annexes, we urge you to respond by completing, signing, dating and mailing each proxy card or voting instruction card and returning it in the envelope provided.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted.

Q:	What if I don’t vote?

A:	If you submit your proxy but fail to indicate how you want to vote on the merger, your proxy will be counted as a vote in favor of the merger, for the adjournment resolution and for the election of the nominated directors. If you fail to submit your proxy, your shares will not be counted for purposes of determining whether a quorum is present to conduct business.

Q:	Can I change my vote?

A:	Yes. You can change your vote at any time before your proxy is voted at the annual meeting. If you are a registered shareholder, you may revoke your proxy by notifying our Corporate Secretary in writing or by submitting a new proxy by mail, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the annual meeting and voting in person (you must vote in person; simply attending the annual meeting will not cause your proxy to be revoked).

If you hold your shares in “street name” and you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the exchange agent in order to receive the merger consideration. You should use the letter of transmittal to exchange all of your stock certificates for the merger consideration to which you become entitled as a result of completion of the merger. Please do not send any stock certificates with your proxy.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, need assistance in voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact us at (215) 979-7900. You may also contact our proxy solicitation agent, Georgeson Shareholder Communications, Inc., toll-free at . If your broker holds your shares, you should also call your broker for additional information.

SUMMARY
     The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Merger; Consideration to be Received by PSB Shareholders (Page __)
     Subject to the terms and conditions of the merger agreement, and in accordance with Pennsylvania law, at the completion of the merger, FP Acquisition Corp., which we refer to as “Merger Sub”, will merge with and into PSB Bancorp, Inc., which, as a result, will become a wholly-owned subsidiary of Conestoga Bancorp, Inc. We refer to PSB Bancorp, Inc. as ”PSB” and Conestoga Bancorp, Inc. as “Conestoga.” Immediately thereafter, PSB will merge into Conestoga and its separate existence will cease. Also, Conestoga Bank will merge with and into First Penn Bank, our wholly-owned banking subsidiary, and the resulting bank will be called Conestoga Bank. The merger agreement is attached as Annex A to this proxy statement.
     If the merger is completed, you will receive $17.00 in cash for each share of our common stock that you own, subject to potential downward adjustment if seven identified, performing construction loans are not sold at par on or before closing, and less applicable withholding taxes. Conestoga has requested that we divest approximately $26.6 million in construction loan exposure on seven loans that have an outstanding principal balance of approximately $16.2 million. If PSB elects not to sell a loan or sells a loan for less than par, there will be downward adjustment in the per share price. The maximum downward adjustment is $0.66 per share. We refer to the amount you will receive for each share of our common stock that you own, which may vary between $16.34 and $17.00, as the merger consideration.
Board Recommendation (Page __)
     After careful consideration, our board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of PSB and unanimously recommends that our shareholders vote “FOR” the adoption of the merger agreement.
Opinions of our Financial Advisors (Page __ and Annexes B and C)
     Opinion of Griffin Financial Group LLC
     Griffin Financial Group LLC, which we refer to as “Griffin”, delivered its opinion to our board of directors that, as of the date of its opinion and based upon and subject to certain matters stated in that opinion, from a financial point of view, the merger consideration of between $16.34 and $17.00 in cash per share to be offered to our shareholders in the merger was fair to those shareholders.
     The opinion of Griffin is addressed to our board of directors, is directed only to the consideration to be paid in the merger and does not constitute a recommendation as to how any of our shareholders should vote with respect to the merger agreement. The full text of the written opinion of Griffin, dated August 30, 2006, which sets forth the procedures followed, limitations on the review undertaken, matters considered and assumptions made in connection with the opinion, is attached as Annex B to this proxy statement. We recommend that you read the opinion carefully in its entirety.
     Opinion of Curtis Financial Group LLC
     Curtis Financial Group LLC, which we refer to as “Curtis”, delivered its opinion to our board of directors that, as of the date of its opinion and based upon and subject to certain matters stated in that opinion, from a financial point of view, the merger consideration of between $16.34 and $17.00 in cash per share to be offered to our shareholders in the merger was fair to those shareholders.
     The opinion of Curtis is addressed to our board of directors, is directed only to the consideration to be paid in the merger and does not constitute a recommendation as to how any of our shareholders should vote with respect to the merger agreement. The full text of the written opinion of Curtis, dated August 30, 2006, which sets forth the procedures followed, limitations on the review undertaken, matters considered and assumptions made in connection with the opinion, is attached as Annex C to this proxy statement. We recommend that you read the opinion carefully in its entirety.
Treatment of Stock Options (Page __)
     The merger agreement provides that all outstanding and unexercised stock options issued under our stock option plans, all of which are vested, will be cancelled in connection with the completion of the merger. For each share subject to an option, the option holder will receive an amount in cash, less required withholding taxes, equal to the excess, if any, of the merger consideration over the exercise price per share of our common stock subject to the option.
Treatment of Restricted Stock (Page __)
     The merger agreement provides that each outstanding share of our restricted stock will become fully vested and free of restrictions at the effective time of the merger and will be converted into the right to receive the merger consideration, without interest and less applicable withholding taxes.
Interests of Our Directors and Executive Officers in the Merger (Page __)
     PSB’s executive officers and directors may have economic interests in the merger that are different from, or in addition to, their interests as PSB shareholders. These interests include:
•	rights of our Chairman, Vincent J. Fumo, and our President, Anthony DiSandro, under agreements executed by each of them with PSB contemporaneously with the execution of the merger agreement, which supersede and replace their rights under their employment agreements;

•	rights of Messrs. Fumo and DiSandro under the agreements described above which supersede and replace their rights under supplemental executive retirement plans;

•	rights of directors and officers under equity compensation plans of PSB;

•	rights to continued indemnification and insurance coverage by Conestoga after the merger for acts or omissions occurring before the merger; and

•	the condition of closing that Conestoga execute and deliver to the directors and officers of PSB a release in the form attached to the merger agreement.
     The PSB board of directors was aware of these interests and considered them in its decision to approve the merger agreement.
Conestoga Will Continue as the Surviving Corporation (Page __)
     Conestoga will continue as the surviving corporation after the transactions contemplated by the merger agreement are completed. The board of directors and executive officers of Conestoga will be the continuing directors and executive officers of Conestoga and Conestoga Bank and the directors and executive officers of PSB and First Penn Bank will have no continuing role in the surviving corporation.
Material United States Federal Income Tax Consequences (Page __)
     If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of PSB common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.
Regulatory Approvals (Page __)
     Completion of the transactions contemplated by the merger agreement is subject to approval from the Board of Governors of the Federal Reserve System and the Pennsylvania Department of Banking. PSB and Conestoga have completed the filing of all of the required applications and notices with these regulatory authorities. Although neither PSB nor Conestoga knows of any reason why the necessary regulatory approvals will not be obtained in a timely manner, there can be no assurance that these approvals will be obtained in a timely manner or at all.
Procedure for Receiving Merger Consideration (Page __)
     As soon as practicable after the effective time of the merger, an exchange agent will mail a letter of transmittal and instructions to you and the other PSB shareholders. The letter of transmittal and instructions will tell you how to surrender your shares in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card or voting instruction card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.
No Solicitation of Transactions (Page __)
     The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified business combination transactions involving PSB and our subsidiaries. However, our board of directors may respond to an unsolicited bona fide written proposal from a third party for an alternative business combination transaction that our board concludes constitutes or is reasonably likely to result in a superior proposal (as defined in the merger agreement). In addition, we may terminate the merger agreement and enter into an agreement with respect to a superior proposal after satisfying the requirements of the merger agreement, including paying the termination fee referred to under “Termination Fees” below.
Conditions to Closing (Page __)
     The respective obligations of PSB and Conestoga to complete the merger are conditioned upon the satisfaction or waiver of the following conditions:
•	the adoption of the merger agreement by our shareholders;

•	the receipt of required regulatory approvals and the expiration of all statutory waiting periods; and

•	the absence of any law or order prohibiting or making illegal the completion of the merger.
     Each of PSB’s and Conestoga’s obligations to complete the merger is also subject to the satisfaction or waiver of several other conditions, including:
•	material performance by the other party of its covenants under the merger agreement; and

•	the accuracy of the other party’s representations and warranties, except, in most cases, to the extent the failure of such representations and warranties to be true and correct would not have a material adverse effect.
     Conestoga’s obligations to complete the merger are also subject to the agreement executed by each of Messrs. Fumo and DiSandro being in full force and effect and the execution by our Executive Vice President, Mr. Gary Polimeno, of a severance agreement and release satisfactory to Conestoga.
     PSB’s obligations to complete the merger are also subject to the execution and delivery by Conestoga to the directors and officers of PSB of a release in the form attached to the merger agreement.

Termination of the Merger Agreement (Page __)
     PSB and Conestoga may agree in writing to terminate the merger agreement at any time without completing the merger, even after the shareholders of PSB have voted to adopt the merger agreement. The merger agreement also may be terminated at any time prior to the effective time of the merger in other specified circumstances, including:
•	by either Conestoga or us if:
•	the merger is not completed on or before April 30, 2007 (other than, in the case of PSB, due to the failure of PSB to perform and observe any of its covenants or agreements);

•	a governmental entity which must grant a regulatory approval denies the approval and the denial becomes final and nonappealable;

•	a governmental entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the merger;

•	our shareholders fail to adopt the merger agreement at the special meeting or any postponement or adjournment of the special meeting; or

•	the other party breaches the merger agreement in a manner that would entitle the party seeking to terminate the merger agreement not to complete the merger, subject to the right of the breaching party to cure the breach within 30 days of written notice of the breach, and the party seeking to terminate is not then in material breach of the merger agreement.

•	by Conestoga, if the board of directors of PSB has materially breached its non-solicitation obligations or our board of directors has failed to recommend the merger to our shareholders or withdrawn, modified or changed in a manner adverse to Conestoga its recommendation of the merger, or recommended an alternative transaction, or failed to call and hold a meeting of our shareholders to adopt the merger agreement within six months of the date of the Agreement.
•	by us:
•	prior to adoption of the merger agreement by our shareholders, in order to accept a superior proposal, if we comply with the provisions of the merger agreement relating to the termination, including by paying the termination fee described below; or

•	if all of the conditions precedent to completion of the merger have been satisfied, we deliver written notice to Conestoga of the satisfaction of such conditions and the obligations of the parties to close the merger in accordance with the merger agreement, and Conestoga elects not to close the merger within fifteen (15) days of the date of such written notice.

Termination Fees (Page __)
     In connection with the termination of the merger agreement by us or Conestoga in certain circumstances generally involving a competing acquisition proposal for PSB, we will be required to pay Conestoga a termination fee of $3,000,000. In connection with the termination of the merger agreement by us in the event Conestoga elects not to close the merger within 15 days of written notice from PSB of the satisfaction of all conditions to closing, Conestoga will be required to pay us a termination fee of $3,000,000 as an exclusive remedy.
Our Directors and Executive Officers Have Signed Voting Agreements (Page __)
     As a condition to Conestoga entering into the merger agreement, each of the directors and executive officers of PSB entered into an agreement with PSB pursuant to which each director and executive officer agreed to vote all of the shares of PSB common stock they own or over which they exercise voting control in favor of the merger agreement. PSB directors and executive officers agreed to enter into the agreements to increase the likelihood that we would complete the transaction. As of the record date of                      ___, 2006, the directors and executive officers of PSB owned or exercised voting control over _____shares of PSB common stock, representing approximately _____% of the shares of PSB common stock outstanding on that date.
The Special Meeting
     Time, Place and Date (Page ___)
     The special meeting will be held on ___, starting at 10:00 a.m., Eastern Time, at The Crowne Plaza Hotel, 1800 Market Street, Philadelphia, Pennsylvania 19103.
     Purpose (Page ___)
     You will be asked to act upon the following matters:
•	adoption of the merger agreement;

•	adjournment of the special meeting, if necessary, to solicit additional proxies;

•	the election of three Class II directors; and

•	such other matters as may be properly presented at the special meeting or any adjournment thereof.
     Record Date and Quorum (Page ___)
     You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on                      ___, 2006, the record date for the special meeting. You will have one vote for each share of PSB common stock that you owned on the record date. As of the record date, there were _____shares of our common stock outstanding and entitled to vote.

     Required Vote (Page ___)
     Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the votes cast by PSB shareholders at the special meeting. The directors and executive officers of PSB and their affiliates together beneficially own and are entitled to vote about ___% of the shares entitled to be cast at the meeting. Directors and executive officers of PSB have agreed to vote the shares they own or over which they exercise voting control in favor of the merger agreement.
     Brokers who hold shares of PSB common stock as nominees will not have authority to vote such shares on the transaction unless the underlying shareholders provide voting instructions.
     Approval of the merger agreement by Conestoga’s shareholders has already been obtained.
The Parties to the Merger (Page ___)
PSB Bancorp, Inc.
1835 Market Street
Philadelphia, Pennsylvania 19103
(215) 979-7900
     We are a bank holding company for First Penn Bank. PSB and First Penn Bank are subject to regulation by the Federal Reserve Bank of Philadelphia. Our principal business is the ownership of the stock of First Penn Bank and First Penn Bank is primarily engaged in the business of attracting deposits from the general public in its market area and investing the deposits in commercial real estate loans, commercial business loans, construction loans, residential mortgage loans, consumer loans, and mortgage-backed securities. At September 30, 2006, we had total assets of $                     million, total deposits of $                     million and shareholders’ equity of $                     million.
Conestoga Bancorp, Inc.
165 Pottstown Pike
Chester Springs, Pennsylvania 19425
(610) 321-6900
     Conestoga is a bank holding company for Conestoga Bank. The common stock of Conestoga is privately held. Conestoga was initially capitalized with $15 million and the principal shareholders of Conestoga expect to provide the capital necessary to complete the merger. Conestoga is subject to regulation by the Federal Reserve Bank of Philadelphia, and its principal business is the ownership of the stock of Conestoga Bank. At September 30, 2006, Conestoga had total assets of $26.5 million, total deposits of $12.0 million and shareholders’ equity of $14.1 million.
Conestoga Bank
165 Pottstown Pike

Chester Springs, Pennsylvania 19425
(610) 321-6900
     Conestoga Bank, is a newly formed, Pennsylvania chartered, full service commercial bank that commenced operations on July 28, 2006. Conestoga Bank serves the needs of individuals, small businesses, institutions and other organizations in Southeastern Pennsylvania. Conestoga Bank’s goal is to develop and manage rewarding customer relationships by obtaining an intimate knowledge of its customers, providing them with valuable solutions, information, trusted advice, extraordinary service and convenient access.
FP Acquisition Corp.
c/o Conestoga Bancorp, Inc.
165 Pottstown Pike
Chester Springs, Pennsylvania 19425
(610) 321-6900
     Merger Sub is a Pennsylvania corporation and a wholly-owned subsidiary of Conestoga. Merger Sub was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.
Market Price of PSB Stock (Page __)
     Our common stock is quoted on the NASDAQ Global Market under the symbol “PSBI.” On August 30, 2006, which was the last trading day prior to published news reports regarding the merger, our common stock closed at $11.07 per share. On ___, 2006, which was the last trading day before the date of this proxy statement, our common stock closed at $___ per share.
No Dissenters’ Rights of Appraisal (Page __)
     Under Pennsylvania law you do not have the right to dissent from the transaction and receive cash equal to the fair value of your shares of PSB common stock.
Election of Directors (Page __)
     You are also being asked to vote on the election of three Class II directors of PSB. If the merger is completed, all directors of PSB will resign. Therefore, if the merger agreement is approved and the merger is completed, directors elected at this meeting will serve only until the closing of merger. If the merger agreement is not approved or the merger is otherwise not completed, directors elected at this meeting will serve until the annual meeting in 2009 or until their successors are elected and qualified.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
     This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements intended to be covered by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include financial projections and their underlying assumptions, other information concerning possible or assumed future results of operations of PSB, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “The Merger—Opinions of Our Financial Advisors” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. These forward-looking statements reflect management’s current expectations and forecasts, and we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of PSB, the transactions contemplated by the merger agreement or the merger consideration payable thereunder. In addition to other factors and matters discussed in this document or discussed and identified in other public filings we make with the Securities and Exchange Commission, we believe the following risks could cause actual results to differ materially from those discussed in the forward-looking statements:
•	difficulties in obtaining required shareholder and regulatory approvals of the merger;

•	difficulties in selling the construction loans on which the potential adjustment to the merger consideration is based at a favorable price;

•	diversion of management time on merger-related issues;

•	increases in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment;

•	changes in deposit flows, loan demand or real estate values;

•	changes in accounting principles, policies or guidelines;

•	legislative or regulatory changes;

•	litigation or other adversarial proceedings relating to PSB or the merger;

•	changes in general economic conditions or conditions in securities markets, or the banking industry;

•	a materially adverse change in the financial condition of PSB;

•	difficulties related to the completion of the merger; and

•	other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting operations, pricing and services.
     You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to PSB or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, PSB undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING
Time and Place of the Special Meeting
     This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on ___, 2006, starting at 10:00 a.m., Eastern Time, at The Crowne Plaza Hotel, 1800 Market Street, Philadelphia, Pennsylvania 19103, or at any postponement or adjournment of the special meeting. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about ___ ___, 2006.
Matters to be Considered
     At the special meeting, our shareholders will be asked to consider and vote upon the following proposals:
•	adoption of the merger agreement;

•	approval of the adjournment of the special meeting, if necessary, to solicit additional proxies;

•	election of three Class II directors to serve until either the completion of the transactions contemplated by the merger agreement or for a term of three years and until their successors have been elected and qualified; and

•	transaction of such other business as may be properly presented at the special meeting or any adjournment thereof.
Record Date and Quorum
     The holders of record of PSB common stock as of the close of business on ___, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were ___shares of our common stock outstanding and entitled to vote.
     The holders of a majority of the outstanding shares of our common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of the common stock held in treasury by PSB or owned by any of our subsidiaries for their own account are not considered to be outstanding for purposes of determining a quorum. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote
     Adoption of the merger agreement and approval of the adjournment proposal each requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting. The three nominees for director receiving the highest number of votes cast, in person or by proxy, at the special meeting, will be elected as directors.
     You have one vote for each share of PSB common stock that you hold of record on each matter to be considered at the special meeting.
     The directors and executive officers of PSB have agreed to vote all shares of PSB common stock that they own or over which they exercise voting control for approval and adoption of the merger agreement. As of the record date for the special meeting, directors and executive officers of PSB and their affiliates beneficially owned and were entitled to vote approximately                      shares of PSB common stock, which represented approximately ___% of the shares of PSB common stock outstanding on the record date.
     If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your broker, bank or other nominee. If you have not received these voting instructions or require further information regarding these voting instructions, contact your broker, bank or other nominee and he or she can give you directions on how to vote your shares. Under the rules of the NASDAQ, brokers, banks or other nominees who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger agreement and thus, absent specific instructions from the beneficial owner of the shares, brokers, banks and other nominees are not empowered to vote the shares with respect to the adoption of the merger agreement (i.e., “broker non-votes”). Shares of PSB common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists.
Proxies; Revocation
     If you are a shareholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of PSB common stock will be voted “FOR” the adoption of the merger agreement, “FOR” any postponement or adjournment of the special meeting to solicit additional proxies and “FOR” the election of the directors nominated for election.
     You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must do one of the following: advise our Corporate Secretary in writing prior to the voting of the proxy; submit a proxy dated after the date of the proxy you wish to revoke; or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

     If you have instructed your broker, bank or other nominee to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker, bank or other nominee to change these instructions.
     Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:
PSB Bancorp, Inc.
1835 Market Street
Philadelphia, Pennsylvania 19103
Attention: Rosanne Pauciello
                  Corporate Secretary
     PSB does not expect that any matter other than the adoption of the merger agreement and adjournment, if necessary, and the election of directors will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.
Attending the Meeting
     If you hold your shares of PSB common stock in street name and you want to vote these shares in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.
Participants in PSB’s Employee Stock Ownership Plan
     If you are a participant in the PSB employee stock ownership plan, you will have received with this proxy statement voting instruction forms that reflect all shares you may vote under that plan. Under the terms of that plan, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of PSB common stock allocated to his or her plan account. If you own shares through this plan and do not vote, the plan trustee or administrator will vote the shares in accordance with the terms of the plan. The deadline for returning your voting instruction is ___, 2006.
Solicitation of Proxies
     PSB will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of PSB may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. PSB will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. PSB has retained                      to assist it in the solicitation of proxies for the special meeting and will pay                      a fee of approximately $___, plus reimbursement of out-of-pocket expenses and other customary costs.

MATTER NO. 1: ADOPTION OF THE MERGER AGREEMENT
THE PARTIES TO THE MERGER
PSB Bancorp, Inc.
          We are a bank holding company for First Penn Bank. PSB and First Penn Bank are subject to regulation by the Federal Reserve Bank of Philadelphia. Our principal business is the ownership of the stock of First Penn Bank and First Penn Bank is primarily engaged in the business of attracting deposits from the general public in its market area and investing the deposits in commercial real estate loans, commercial business loans, construction loans, residential mortgage loans, consumer loans, and mortgage-backed securities. At September 30, 2006, we had total assets of $                     million, total deposits of $                     million and shareholders’ equity of $                     million.
          For more information on PSB, see “Where You Can Find Additional Information” on page ___.
Conestoga Bancorp, Inc.
          Conestoga is a bank holding company for Conestoga Bank. Conestoga is subject to regulation by the Federal Reserve Bank of Philadelphia, and its principal business is the ownership of the stock of Conestoga Bank. The common stock of Conestoga is privately held. Conestoga was initially capitalized with $15 million and the principal shareholders of Conestoga expect to provide the capital necessary to complete the merger. At September 30, 2006, Conestoga had total assets of $26.5 million, total deposits of $12.0 million and shareholders’ equity of $14.1 million.
Conestoga Bank
          Conestoga Bank, is a newly formed, Pennsylvania chartered, full service commercial bank that commenced operations on July 28, 2006. Conestoga Bank serves the needs of individuals, small businesses, institutions and other organizations in Southeastern Pennsylvania. Conestoga Bank’s goal is to develop and manage rewarding customer relationships by obtaining an intimate knowledge of its customers, providing them with valuable solutions, information, trusted advice, extraordinary service and convenient access.
FP Acquisition Corp.
          Merger Sub is a Pennsylvania corporation and a wholly-owned subsidiary of Conestoga. Merger Sub was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

THE MERGER
Background of the Merger
          In June 2004, PSB engaged Griffin Financial Group, LLC (“Griffin”) to perform a strategic alternatives study for the company. Griffin presented its strategic alternatives study to the PSB board of directors on September 16, 2004. As a prelude to an analysis of PSB’s strategic alternatives, the study included an overview of the banking industry, an assessment of the bank merger and acquisition environment, a review of regional economic conditions, and the competitive and regulatory environment in which PSB operated as well as a comparison of PSB to its peers. The study then reviewed four potential strategic options, including:
•	remaining independent coupled with growth through possible acquisition,

•	a sale,

•	a merger of equals, or

•	sale at a later time, with the likely time horizon being 18 to 24 months.
          The September 16, 2004, board meeting ended without reaching any conclusion. A second board meeting was held on September 30, 2004, to discuss the company’s strategic options. Each of the four options previously reviewed was discussed in detail by the board. With respect to remaining independent, the board discussed steps that would be necessary to improve performance, including improvements in the management team, asset/liability management and improved loan origination and cost controls. The board also discussed the strong competitive landscape and the challenges this presented. With respect to a merger of equals, the board took note of the fact that there were not many attractive candidates, either from a financial or cultural perspective and that therefore this alternative was probably not realistic. With respect to a sale, the board noted that the then current market was producing strong pricing. The board briefly reviewed potential candidates and the effect that any sale would have on shareholders, employees, customers and the community. Finally, the board also considered a possible sale at a later date after the company had an opportunity to further execute elements of its business plan. In this regard, the board noted that execution of the business plan entailed risk, the potential pool of possible acquirers could shrink and market pricing could change.
          At the conclusion of this discussion the consensus view of the board was not to authorize sale of the company. Instead, the board concluded that Griffin should test the market by soliciting indications of interest from potential buyers and the board would then evaluate these indications of interest to determine whether it was the appropriate time to sell the company.
          Griffin commenced this market test in February 2005 based on 2004 financial results for PSB. It presented the results of this process at a board meeting held on May 19, 2005. Griffin noted that the level of merger and acquisition activity in the banking industry had fallen precipitously since the previous year and that the convergence of short and long term interest rates was producing earnings pressure on likely buyers resulting in declining market valuations for these buyers. It was also apparent from discussions with potential buyers that ongoing litigation in which PSB was involved concerning the validity of approximately 1.4 million disputed options arising from its 1999 acquisition of First Bank of Philadelphia was having a chilling effect on interest in PSB. The result of this process was that Griffin solicited indications of interest from sixteen potential buyers and received one indication of interest at a price that Griffin and the board deemed inadequate. As a result, Griffin recommended, and the board agreed, that a sale of the bank was not appropriate at that time. However, Griffin also recommended that Griffin be authorized to stay in contact with potential buyers and explore alternative buyers such as acquirers financed by private equity.
          Griffin was authorized by the board to monitor the market for potential buyers during the balance of 2005, and Griffin continued to do so and informally contacted potential acquirers, including nontraditional acquirers such as private equity financed buyers and special acquisition corporations. Griffin informally approached Conestoga in late 2005 and preliminary discussions with Conestoga occurred in November 2005 through early January 2006. However, it quickly became apparent that the existence of the option litigation as well as different pricing expectations of the parties were a barrier to a transaction. As a result, all contact terminated and Griffin did not bring the discussions with Conestoga to the attention of PSB’s board of directors. Conestoga proceeded with its plan to open a de novo bank in Chester Springs, Pennsylvania.
          In May 2006, PSB entered into a settlement agreement with respect to the validity of approximately 1.2 million of the disputed options. As part of the settlement, PSB paid the plaintiffs the sum of $9.65 million and the plaintiffs agreed to terminate all litigation concerning these options and entered into a covenant not to sue PSB, including in the event PSB were to be sold. In June 2006, PSB purchased at a sheriff sale the rights, if any, to the remaining 343,000 options at a cost of $1.2 million. (Note, that one-half of these disputed options were also included in the settlement relating to the 1.2 million disputed options described above because of a divorce proceeding affecting two of the plaintiffs.).
          As a result of these two events, management of PSB believed that a major impediment to a sale of the company was removed. Management directed Griffin to again solicit indications of interest from potential buyers. To further facilitate a possible transaction and encourage higher pricing, the Chairman and the President of PSB indicated a willingness to consider an amendment to their supplemental executive retirement plans to reduce payments under these plans by an aggregate of $3.3 million. Griffin renewed the process in May 2006. Griffin contacted twenty potential buyers, including Conestoga, and ten of these potential bidders executed confidentiality agreements and made an evaluation of PSB. Two parties submitted indications of interest.
          In July 2006, Griffin held discussions with both parties regarding pricing, structure and related matters. Conestoga’s initial indication of interest appeared to be superior to the other proposal and Griffin asked Conestoga to perform due diligence and confirm its indication of interest. Conestoga performed its due diligence in July 2006 and continued its efforts through August 2006. During August 2006, Griffin was contacted by a special acquisition corporation that orally indicated a price that was within the range indicated by Conestoga, but, because Conestoga was in the midst of its due diligence and appeared to have ready access to capital, PSB’s management elected to continue negotiations with Conestoga to see if an agreement could be reached.

          During its due diligence, Conestoga identified seven performing construction loans with a total net commitment of $38.3 million and an outstanding net balance of $16.2 million that it believed represented a concentration in construction lending as well as a geographic concentration with which it was not comfortable. As a result, Conestoga indicated that it could not confirm its original indication of interest.
          Negotiations among the parties ensued and PSB agreed to attempt to sell these performing loans or sell a participation in these loans during the executory period between signing and closing of the transaction. The parties further agreed that if the loans were sold at par, no pricing adjustment would occur, but if the loans were sold at less than par, the price would be adjusted by the amount of an after-tax discount to par on the sale or participation of the loans that was negotiated between the parties, subject to a maximum discount of $0.66 per share. Based on these discussions, Conestoga submitted a revised indication of interest at $16.75 per share, subject to potential price adjustment as described.
          In addition, throughout the process, Conestoga had stated that it wanted the Chairman and the President of PSB to execute covenants not to compete. In early August 2006, the Chairman and the President of PSB agreed to enter into three year covenants not to compete but only if the attendant tax savings that Conestoga would realize because of the deductibility of these payments were used to increase the per share price to all shareholders. Conestoga acceded to this request and, as a result, increased the per share purchase price to $17.00, subject, as before, to a price adjustment based on the sale of the seven construction loans. Therefore, in connection with the execution of the agreement, the Chairman and President of PSB each executed an agreement containing a three year covenant not to compete that materially restricts the post-merger activity of each executive. Conestoga agreed to pay these executives $1.5 million each for these covenants not to compete. However, notwithstanding the additional obligation each executive incurred under the covenant not to compete, the total amount payable under the new agreement that each executive signed does not exceed the amount otherwise payable to each executive under his pre-existing employment agreement and supplemental executive retirement plan.
          During the month of August 2006, the parties negotiated the material terms of the merger agreement and the related agreement for each of Messrs. Fumo and DiSandro. At a special meeting of the board of directors of PSB held on August 16, 2006, counsel for PSB, Stevens & Lee, P. C., reviewed the draft merger agreement and the fiduciary duty of directors in connection with a change in control. Griffin made a presentation to the board in which it reviewed the history of the process that began in 2004, provided its analysis of the proposed transaction with Conestoga and orally confirmed that the consideration payable by Conestoga was fair to the PSB shareholders from a financial point of view. Because Griffin had been involved in the process for a significant period of time and because its fee was contingent upon completion of the transaction, the board also retained Curtis Financial Group, LLC to provide a second opinion as to the fairness of the consideration to PSB shareholders. Accordingly, Curtis also attended the August 16, 2006 meeting and provided its analysis of the transaction. At this meeting, Curtis provided its oral opinion that the consideration payable by Conestoga was fair to PSB shareholders from a financial point of view.

          During the last two weeks of August 2006, the parties continued to negotiate the remaining issues in the merger agreement. By the end of August, the material issues had been resolved. Conestoga’s board of directors and its shareholders approved the transaction on August 23, 2006. The following day, PSB’s board of directors met to consider the agreement. At that meeting, Stevens & Lee updated the board on the negotiations that had transpired since the August 16, 2006 meeting, and Griffin and Curtis each confirmed its oral fairness opinion. The board then unanimously voted to approve merger agreement and authorized management of PSB to execute the merger agreement and take all actions necessary to complete the transactions contemplated by the merger agreement.
Reasons for the Merger
     In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that our shareholders vote to adopt the merger agreement, the PSB board of directors consulted with management and its financial and legal advisors. The board of directors considered the following factors and potential benefits of the merger, each of which it believed supported its decision:
•	the current and historical market prices of our common stock, and the fact that the $16.34 to $17.00 per share to be paid for each share of our common stock in the merger represented a substantial premium to the market price of PSB’s common stock;

•	the fact that Conestoga is a de novo institution and is expected to retain most of PSB’s employees;

•	the fact that this high employee retention should minimize disruption to our customers and the communities we serve;

•	the possible alternatives to the proposed merger, including continuing to operate PSB on a stand-alone basis, seeking to grow through acquisitions, or a merger of equals, the risks associated with such alternatives and the board’s belief that the merger would maximize shareholder value and would be more favorable to our shareholders than any other alternative reasonably available to PSB;

•	the industry trends and challenges affecting PSB, including the increasing importance of scale and scope, the need to improve lending capacity for key clients, potential challenges to earnings growth in the current economic and interest rate environment and increasing competitive challenges from continuing industry consolidation;

•	the process through which PSB, with the assistance of its financial advisors, solicited indications of interest over an extended period of time with institutions deemed to be the most likely candidates to pursue a business combination with or acquisition of PSB;

•	the determination that the likelihood of a superior offer from a potential purchaser not previously identified and contacted was insufficient to justify seeking additional proposals and risking the loss of the proposed transaction with Conestoga;

•	the fact that the merger consideration is all cash, so that the transaction will allow our shareholders to immediately realize a fair value, in cash, for their investment, pay tax at current favorable capital gains rates, and provide those shareholders with certainty of value for their shares;

•	the presentations of each of Griffin and Curtis, including their opinions that, as of the date of the applicable opinion and based upon and subject to the factors and assumptions set forth in the applicable opinion, the consideration to be received by the holders of PSB common stock in the proposed merger is fair, from a financial point of view, to those holders (see “The Merger — Opinions of Our Financial Advisors” and Annexes B and C to this proxy statement);

•	the fact that our deposit franchise, systems and infrastructure are most valuable to Conestoga now because of its de novo status and its desire to grow rapidly;

•	the fact that Conestoga, as a non-public company, is not constrained by dilution and other concerns that other potential buyers must consider;

•	the favorable impact that settlement of the prior litigation concerning the validity of disputed options had on pricing of the transaction;

•	the terms of the merger agreement, including:
•	the limited number and nature of the conditions to Conestoga’s obligation to complete the merger, including that for purposes of the merger agreement a “material adverse effect” on PSB does not include circumstances resulting from changes in interest rates or general economic or industry conditions, except for any changes that disproportionately affect PSB;

•	the provisions of the merger agreement that allow PSB, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding a business combination;

•	the provisions of the merger agreement that provide the board of directors with the ability to terminate the merger agreement in order to accept a superior proposal (subject to negotiating with Conestoga and paying Conestoga a $3.0 million termination fee); and

•	the absence of a financing condition to Conestoga’s obligation to complete the merger and the related financial resources of Conestoga’s principal shareholders.

     The board of directors also considered the following factors, among others:
•	the risk that the merger might not be completed in a timely manner or at all;

•	the potential that we may not be able to sell the seven identified loans at par, which could result in a price adjustment;

•	the interests of our executive officers and directors in the merger (see “Interests of Our Directors and Executive Officers in the Merger”);

•	the fact that a material adverse change that could give rise to a breach of the agreement includes one-time charges that could have a material adverse effect on our business, operations, results of operations or financial condition taken as a whole or our ability to complete the transaction by April 30, 2007, including potential one-time charges resulting from litigation;

•	the fact that Conestoga is newly organized and capitalized with only $15.0 million, which is far less than the merger consideration, and the fact that Conestoga’s shareholders have not guaranteed Conestoga’s performance of Conestoga’s obligations under the merger agreement;

•	the fact that our shareholders will not participate in any future earnings or growth of Conestoga and will not benefit from any appreciation in value of Conestoga following the merger;

•	the fact that the merger consideration consists of cash and will therefore be taxable to our shareholders for U.S. federal income tax purposes;

•	the restrictions on our ability to solicit or engage in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and the requirement that PSB pay a $3.0 million termination fee in order to accept a superior acquisition proposal, which restrictions the board concluded were reasonable in light of the benefits of the merger;

•	the fact that, after receipt of notice from us that all conditions to closing have been satisfied, Conestoga may nevertheless fail to close and although Conestoga would be obligated to pay us a $3.0 million termination fee, we would have no other recourse;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	the possibility of management and employee disruption associated with the merger.
     After taking into account all of the factors set forth above, as well as others, the board of directors determined that the potential benefits of the merger outweigh the potential risks and that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair and in the best interests of PSB. The board of directors has unanimously approved the merger agreement and the merger and recommends that you vote to adopt the merger agreement at the special meeting. The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive, but rather includes the material factors considered by the board of directors. The board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered but, with the assistance of its advisors, conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.
Recommendation of our Board of Directors
     After careful consideration, our board of directors, by unanimous vote:
•	has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of PSB;

•	has approved the merger agreement; and

•	recommends that PSB’s shareholders vote “FOR” the adoption of the merger agreement.
Opinions of Our Financial Advisors
     Opinion of Griffin Financial Group LLC
     PSB engaged Griffin to act as its financial advisor in connection with the merger and to render an opinion as to whether the merger consideration to be paid in the merger is fair, from a financial point of view, to the holders of PSB common stock.
     At separate meetings of PSB’s board of directors on August 16, 2006 and August 30, 2006, Griffin rendered its oral opinion, subsequently confirmed in writing, that, as of August 30, 2006, and based upon and subject to assumptions made, matters considered and qualifications and limitations set forth in the written opinion, the merger consideration to be paid in the merger was fair, from a financial point of view, to the holders of PSB common stock.
     The full text of the written opinion of Griffin, dated August 30, 2006, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Griffin in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated in this document by reference. The summary of Griffin’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. PSB shareholders are urged to, and should, read Griffin’s opinion carefully and in its entirety. Griffin’s opinion was delivered to the PSB board of directors for the use and benefit of the PSB board of directors, and is directed only to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of PSB common stock, and it is not intended to be and does not constitute a recommendation to any shareholder of PSB as to how any shareholder should vote with respect to the merger or any related matter.

Griffin was not requested to opine as to, and Griffin’s opinion does not address, PSB’s underlying business decision to proceed with or effect the merger, the likelihood of the completion of the merger or the funds to be used by Conestoga to finance the merger transaction, nor does Griffin’s opinion address the relative merits of the merger compared to any other business strategies or alternatives that might be available to PSB. The merger consideration to be paid in the merger and other terms of the merger were determined through arms-length negotiations between PSB and Conestoga and were approved by the PSB board of directors. Griffin did not recommend any specific price per share or other form of consideration to PSB or that any specific price per share or other form of consideration constituted the only appropriate consideration for the merger. The analysis of Griffin summarized below should not be viewed as determinative of the opinion of the PSB board of directors with respect to the value of PSB or of whether the PSB board of directors would have been willing to agree to a different price per share or other forms of consideration.
     For purposes of providing its opinion, Griffin:
•	reviewed certain publicly available financial statements and other information of PSB which it believed to be relevant;

•	reviewed certain internal financial statements and other financial and operating data concerning PSB;

•	discussed the past and current operations, financial condition and the prospects of PSB with senior executives of PSB;

•	reviewed the publicly reported historical price and trading activity for PSB common stock, including a comparison of certain financial and stock market information for PSB with similar publicly available information for certain other financial institutions the securities of which are publicly traded;

•	participated in discussions and negotiations between Conestoga and PSB;

•	reviewed a draft of the merger agreement, dated August 30, 2006;

•	reviewed the results of its efforts to solicit indications of interest from third parties with respect to an acquisition of PSB;

•	considered the competitive environment for financial institutions; and

•	performed comparable company, selected reference transaction, and discounted dividend analyses.
     In arriving at its opinion, Griffin assumed and relied upon, the accuracy and completeness of the information reviewed by it for the purposes of its opinion, without independent verification. Griffin also relied upon assurances from management of PSB that they are not aware of any facts and circumstances that may cause the information reviewed by it to contain a misstatement or omission of a fact material to its opinion. In arriving at its opinion, upon advice of PSB, Griffin assumed that the future prospects of PSB discussed with management of PSB were reasonable and reflected the best available estimates and judgments of the management of PSB as to the future prospects of PSB. Griffin also relied upon the advice PSB each received from their respective legal counsel, tax advisors, and independent public accountants as to all legal, tax and accounting matters relating to the merger. In arriving at its opinion, Griffin did not make any independent valuation or appraisal of PSB or its assets or liabilities (including any hedge, swap, foreign exchange, derivative or off-balance sheet assets or liabilities), nor was it furnished with any such appraisals and Griffin did not review any of the loans, loan loss reserves or individual loan credit files of PSB including, without limitation, the seven loans which are the subject of a possible reduction in the merger consideration. In addition, Griffin did not conduct a physical inspection of any of the properties or facilities of PSB. Griffin’s opinion was based upon market, economic and other conditions as they existed on, and could be evaluated, as a practical matter, as of the date of Griffin’s opinion. Griffin assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct and will be true and correct as of the closing date, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement have not been nor will be waived. Griffin also assumed that there has been no material change in PSB’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to it.
     Financial Analyses of Griffin
     In performing its analyses, Griffin made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Griffin and PSB. Any estimates contained in the analyses performed by Griffin are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by Griffin’s analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty. Griffin’s opinion was among a number of factors taken into consideration by PSB’s board of directors in making its determination to approve the merger agreement. In addition, PSB’s board of directors did not rely on any single analysis in making its determination. Consequently, the analyses described below should not be viewed as determinative of the decision of PSB’s board of directors or management with respect to the fairness of the merger consideration to be paid in the merger.
     At the August 16, 2006 meeting of PSB’s board of directors, Griffin made a presentation of certain financial analyses of the merger. Griffin performed each of the financial analyses summarized below and updated such analyses for purposes of delivering its oral opinion on August 30, 2006, which was subsequently confirmed in writing as of that date. The summary below does not purport to be a complete description of the analyses performed by Griffin and underlying its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.

     In arriving at its opinion, Griffin considered the results of all of its analyses and did not attribute any particular weight to any analysis or factor that it considered. The financial analyses summarized below include information presented in tabular format. Griffin believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.
     Comparable Companies Analysis
     Griffin analyzed the public market statistics of certain comparable publicly traded companies and examined various trading statistics and information. In choosing companies comparable to PSB to analyze, Griffin selected publicly traded bank holding companies headquartered in Pennsylvania with assets between $500 million and $1 billion. These banks included: ACNB Corporation, American Bank Incorporated, Bryn Mawr Bank Corporation, Citizens Financial Services, Inc., CNB Financial Corporation, Comm Bancorp, Incorporated, Ephrata National Bank, Fidelity D&D Bancorp, Inc., First Keystone Corporation, First Chester County Corporation, FNB Bancorp, Incorporated, IBT Bancorp, Inc., Leesport Financial Corp., Orrstown Financial Services, Inc., Penns Woods Bancorp, Inc., Penseco Financial Services Corporation, QNB Corp. and Republic First Bancorp, Inc.
     Griffin selected these companies because their businesses and operating profiles are reasonably similar to those of PSB. None of the comparable companies identified above is identical to PSB. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect public trading values of such comparable companies. Mathematical analysis (such as determining the mean and median) is not by itself a meaningful method of using the selected comparable companies data.
     As part of its analysis, Griffin examined public market data, including the following market statistics for each of the selected comparable companies:
•	the multiple of market price per share to earnings per share for the last twelve months;

•	the premium of market price per share to book value per share and tangible book value per share; and

•	the dividend yield and the dividend payout ratio.
     In addition, Griffin also compared certain financial metrics of PSB at or for the last twelve months ended June 30, 2006 to the mean and median of those ratios for the selected comparable companies. The information was obtained from publicly available financial information at or for the last twelve months ended June 30, 2006 and SNL Financial’s online database. SNL Financial is a recognized data service that collects, standardizes and disseminates relevant corporate, financial, market and mergers and acquisitions data for companies in the industries that it covers. The stock price data used for this analysis was the closing price for the selected companies on August 25, 2006.
          This analysis yielded the following results:

Comparable
Companies
PSB	Median
Performance
Return on Average Equity	4.63%	11.87%
Return on Tangible Equity	4.76%	13.22%
Return on Average Assets	0.39%	1.16%
Net Interest Margin	3.55%	3.93%
Yield on Interest Earning Assets	6.30%	6.34%
Cost of Funds	2.89%	2.39%
Non-interest Income/Operating Revenue	10.87%	21.44%
Non-interest Expense/Average Assets	3.02%	2.77%
Efficiency Ratio	80.27%	59.12%

Condition
Equity + Trust Preferred/Tangible Assets	8.11%	9.01%
Borrowings/Assets	0.20%	14.67%
Loans/Deposits	78.55%	86.27%
Reserves/Loans	0.88%	1.07%
Nonperforming Assets + 90/Assets	0.51%	0.40%
Reserves/Nonperforming Assets + 90	120.16%	148.65%

Trading Statistics
Market Price/LTM EPS	25.00	x	14.60	x
Market Price/Book Value	120.68%	170.20%
Market Price/Tangible Book	124.26%	182.45%
Current Dividend Yield	—	3.25%
Dividend Payout Ratio	—	46.56%
One Year Market Price Change	-23.88%	0.53%
          Selected Reference Transaction Analysis
          Griffin noted the transaction value to PSB shareholders of $17.00 per share of PSB common stock is subject to a downward price adjustment of up to $0.66 per share of PSB common stock based upon the potential sale of, or sale of a participation interest in, seven identified construction loans. Griffin also noted that each of the maximum transaction value of $17.00 per share of PSB common stock and the minimum transaction value of $16.34 per share of PSB common stock represents a premium to PSB’s closing price per share of common stock on August 25, 2006 (two trading days preceding the public announcement of the merger).

          Griffin also calculated:
•	the multiples for each of the maximum transaction value per share and the minimum transaction value per share to PSB’s normalized earnings per share for the last twelve months ending June 30, 2006;

•	the premiums for each of the maximum transaction value per share and the minimum transaction value per share to PSB’s book value per share and tangible book value per share at June 30, 2006;

•	the premiums for each of the maximum transaction value and the minimum transaction value to PSB’s total assets at June 30, 2006; and

•	the premiums to core deposits (total deposits minus all time deposits), based on the difference between each of the maximum transaction value and the minimum transaction value and PSB’s tangible book value at June 30, 2006, divided by PSB’s core deposits at June 30, 2006.
          Griffin compared the foregoing calculations to similar calculations for selected transactions which were grouped as follows:
•	Group 1. Transactions valued at less than $200 million which were announced after January 1, 2005 and involved target companies headquartered in Pennsylvania.

Acquiror	Target
Centura Financial Holdings	Smithfield State Bank
Franklin Financial Services	Fulton Bancshares Corp.
F.N.B. Corp.	Legacy Bank
Orrstown Financial	First National Bank of Newport
Tower Bancorp, Inc.	FNB Financial Corp.
Standard Mutual Holding Co.	Hoblitzell National Bank of Hyndman
F.N.B. Corp.	North East Banchshares Inc.
Willow Grove Bancorp Inc.	Chester Valley Bancorp Inc.
•	Group 2. Transactions valued at less than $200 million which were announced during 2003 and 2004 and involved target companies headquartered in Pennsylvania.

Acquiror	Target
F.N.B. Corp.	NSD Bancorp Inc.
Sterling Financial	Pennsylvania State Banking Co.
F.N.B. Corp.	Slippery Rock Financial Corp.

Acquiror	Target
Omega Financial Corp.	Sun Bancorp, Inc.
Leesport Financial Corp.	Madison Bancshares Group Ltd.
Community Bank System Inc.	First Heritage Bank
National Penn Bancshares Inc.	Peoples First Inc.
Harleysville National Corp.	Millennium Bank
Community Bank System Inc.	Grange National Banc Corp.
Univest Corp. of Pennsylvania	Suburban Community Bank
National Penn Bancshares Inc.	HomeTowne Heritage Bank
KNBT Bancorp Inc.	First Colonial Group Inc.
Fulton Financial Corporation	Premier Bancorp Inc.
Univest Corp. of Pennsylvania	First County Bank
•	Group 3. Transactions (20 in the mid-Atlantic region and 117 nationwide) valued at less than $200 million which were announced after January 1, 2001 and involved target companies with positive earnings whose returns on average assets were less than 0.50%.
          Griffin considered these selected transactions to be reasonably similar, but not identical, to the merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the premiums paid in those comparable transactions to which the merger is being compared. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected merger transaction data.
          For each of these selected transactions, Griffin used publicly available financial information, including information obtained from the online databases of SNL Financial, to calculate:
•	the multiples of the implied transaction value per share to the target company’s earnings per share for the last twelve months using the target company’s most recent financial reports at the time of announcement of the comparable transaction;

•	the premium of the implied transaction value per share to the target company’s book value per share and tangible book value per share using the target company’s most recent financial reports at the time of announcement of the comparable transaction;

•	the premium of the implied transaction value to the target company’s total assets using the target company’s most recent financial reports at the time of announcement of the comparable transaction;

•	the implied premium to total core deposits of the target company using the target company’s most recent financial reports at the time of announcement of the comparable transaction; and

•	the premium per share paid by the acquiror compared to the share price of the target company prevailing two trading days prior to the announcement of the comparable transaction.
          The mean and median values of these premiums and multiples for the selected comparable transactions were then compared to those calculated for the merger. The following table compares the foregoing calculations for the merger and the mean of the foregoing calculations for the selected comparable transactions.

	Conestoga/PSB
	Maximum		Minimum
	($17.00		($16.34		Selected Reference Transactions
	per share)		per share)						Group 3
	Transaction		Transaction		Group 1		Group 2		Mid-Atlantic		Nationwide
	Value		Value		Mean		Mean		Mean		Mean
Implied Transaction Value as a Multiple of:
Last Twelve Months EPS	40.5	x	38.88	x	24.84	x	26.48	x	28.72	x	34.26	x

Implied Transaction Value as a Premium to:
Book Value	186.44%		179.21%		206.08%		269.43%		199.06%		195.72%
Tangible Book Value	191.97%		184.52%		216.72%		286.33%		206.13%		205.08%
Closing Price - 2 Trading Days Prior to Announcement	54.55%		48.55%		43.56%		49.75%		34.81%		34.95%

Transaction Value as a Percentage of Assets	16.70%		15.99%		20.32%		23.69%		17.36%		17.28%
Implied Core Deposit Premium	11.26%		10.34%		16/09%		22.47%		15.38%		13.60%
          Discounted Dividend Analyses.
          Griffin performed two separate discounted dividend analyses to estimate a range of the present values per share of PSB common stock, assuming PSB’s normalized earnings per share for the twelve month period ended December 31, 2006 are equal to PSB’s earnings per share as of June 30, 2006, annualized on a twelve month basis. After 2006, net income is estimated to (a) increase, in the moderate growth model, at a rate of 10% per year which yields estimated earnings per share of $0.49 in 2007, $0.54 per share in 2008, $0.59 per share in 2009, $0.65 per share in 2010 and $0.72 per share in 2011, and (b) increase, in the aggressive growth model, at a rate of 20% per year which yields estimated earnings per share of $0.53 in 2007, $0.64 per share in 2008, $0.77 per share in 2009, $0.92 per share in 2010 and $1.11 per share in 2011. The cash flows, in both models, were modeled assuming that PSB continues to operate as an independent entity. The valuation range, for both models, was determined by adding (i) the present value of PSB’s earnings available for dividends, net of earnings necessary to maintain a common equity to assets ratio of 8.5%, through December 31, 2011 and (ii) the present value of the “terminal value” of PSB common stock. In calculating the terminal value of PSB common stock, Griffin applied, in both models, multiples ranging from 20.0x to 26.0x to 2011 estimated earnings. The dividend stream and the terminal value were then discounted back using discount rates ranging from 11.0% to 15.0% in the moderate growth model and 16.0% to 20.0% in the aggressive growth model, which are rates Griffin viewed as the appropriate range for a company with PSB’s risk characteristics in light of the growth rates and estimates applied in the respective models.
          Based on the above assumptions, Griffin determined that the present value of the PSB common stock ranged from $7.15 per share to $11.08 per share in the moderate growth model and from $9.36 to $14.24 in the aggressive growth model.
          Fees Payable by PSB to Griffin.
          PSB has agreed to pay Griffin a $50,000 retainer (which amount has been paid) and a transaction fee in connection with the merger of $934,000 (1.0% of the aggregate merger consideration), payable one quarter upon execution of the merger agreement (which amount has been paid), one quarter upon the earlier of shareholder or regulatory approval and the balance upon closing of the merger. PSB has also agreed to reimburse certain of Griffin’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Griffin and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws. Griffin is an affiliate of Stevens & Lee, PSB’s legal counsel.
          Opinion of Curtis Financial Group LLC
          In a letter agreement dated August 9, 2006, PSB retained Curtis Financial Group, LLC to render a fairness opinion in connection with a possible transaction with Conestoga in accordance with the Agreement and Plan of Merger. Curtis is a regional investment banking firm with particular experience in the financial services industry. Curtis, and its affiliates, as part of its investment banking business, are engaged in the valuation of securities and companies for a variety of purposes and in connection with various types of transactions including mergers and acquisitions. Curtis was selected by PSB because of its knowledge of, expertise with and reputation in the financial services industry. No limitations were imposed by the PSB board of directors upon Curtis with respect to the investigation made or procedures followed by it in arriving at its opinion. In rendering its opinion, Curtis does not admit that it is an expert within the meaning of the term “expert” as used within the Securities Act of 1933 and the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.
          Curtis rendered a fairness opinion to PSB in connection with the proposed transaction, but the terms and conditions of the transaction, including pricing, were determined through arm’s length negotiations between PSB and Conestoga. At the August 30, 2006 meeting of the board of directors of PSB at which the board considered and approved the transaction, Curtis delivered to the board its written opinion that, as of such date, the merger consideration, as defined in the Curtis opinion letter, was fair to the holders of PSB common stock from a financial point of view. The full text of that opinion is attached as Annex C to this document. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Curtis in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion attached as Annex

C. Curtis urges PSB shareholders to read the entire opinion carefully in connection with their consideration of the proposed transaction.
          Curtis’s opinion was directed to the PSB board of directors and is directed only to the fairness, from a financial point of view, of the merger consideration to PSB shareholders as of August 30, 2006. It does not address the underlying business decision of PSB to engage in the transaction or any other aspect of the transaction and is not a recommendation to any PSB shareholder as to how that shareholder should vote at the special meeting with respect to the transaction, or any other matter.
          In connection with rendering its opinion, Curtis has, among other things:
•	reviewed the historical financial performance, recent financial position and general prospects of PSB using publicly available information;

•	reviewed certain internal financial statements and other financial and operating data concerning PSB prepared by PSB’s management team;

•	discussed certain forward looking financial information prepared by PSB’s management team;

•	held discussions with the senior management of PSB concerning the business, past and current operations, financial condition and future prospects of PSB;

•	reviewed the financial terms and conditions set forth in the draft transaction agreements;

•	compared the financial and stock market performance of PSB with that of certain other publicly traded companies we deemed similar to PSB;

•	compared the financial terms of the transaction with the financial terms, to the extent publicly available, of other transactions that Curtis deemed relevant;

•	prepared a discounted dividend analysis of PSB using data and projections supplied by PSB management; and,

•	made such inquiries and took into account such other matters as Curtis deemed relevant, including Curtis’ assessment of general economic, market and monetary conditions.
          In its review and analysis, and in arriving at its opinion, Curtis assumed and relied upon the accuracy and completeness, without further due diligence or independent confirmation, of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by PSB management as well as information provided by recognized independent sources) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of that information. Curtis relied upon the assurances of PSB’s management that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, Curtis did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets (including loans) or liabilities (contingent or otherwise including any derivatives or off-balance sheet assets and liabilities) of PSB, nor was Curtis furnished with any such evaluation or appraisal. Curtis did not make any independent evaluation of the adequacy of PSB’s allowance for loan losses nor did it review any individual credit files. Curtis assumed, with PSB’s consent, that PSB’s allowance for loan losses is adequate to cover such losses. Curtis assumed that the amount of the merger consideration will not be reduced as a result of indemnification, escrow or other provisions of the agreement.
          With respect to the status of PSB’s financial forecasts and projections (and the assumptions and bases therefore) that Curtis reviewed, upon the advice of PSB management, Curtis assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of PSB, and Curtis has further assumed that those projections and forecasts will be realized in the amounts and in the time periods currently estimated. Curtis assumed that the merger will be consummated upon the terms set forth in the merger agreement without material alteration thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on PSB or the contemplated benefits of the merger. Curtis assumed that all of the representations and warranties contained in the merger agreement are true and correct and that PSB and Conestoga will each perform the covenants required by the merger agreement. We have assumed, with your consent, that there are no legal issues with regard to PSB. In addition, Curtis has assumed that the historical financial statements of PSB reviewed by it have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. Curtis also assumed, with the consent of PSB, that the merger will be treated as a qualified stock purchase for federal income tax purposes. Finally, with PSB’s consent Curtis relied upon the advice PSB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.
          In performing its analyses, Curtis also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of PSB and Curtis. The analyses performed by Curtis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Curtis prepared its analyses solely for purposes of rendering its opinion and provided its analyses to the PSB board at the board of director’s meeting on August 16, 2006. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different.
          PSB does not publicly disclose internal management projections of the type discussed with Curtis in connection with the review of the merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain and accordingly, actual results could vary materially from those set forth in such projections.
          In rendering its opinion, Curtis performed a variety of financial analyses and considered a variety of factors that impacted these analyses as well as the process undertaken by the financial advisor of PSB in connection with the sale of PSB. The following is a summary of the material analyses performed by Curtis, but is not a complete description of all the analyses and considerations underlying Curtis’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process, involving numerous subjective judgments relating to the most relevant and / or appropriate methods of corporate and financial analysis and the application of those methods and analysis to the subject circumstances. The process, therefore, is not necessarily susceptible to partial analysis or summary description. Curtis believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Curtis’s comparative analyses described below is identical to PSB and no transaction is identical to the merger with Conestoga. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of PSB and the companies to which it is being compared.
          Summary of Transaction
          Curtis reviewed the financial terms of the proposed merger. Based upon the merger agreement Curtis calculated a transaction value of $17.00 per share of PSB common stock (and $16.34 per share assuming the maximum adjustment for certain loans, per Section 2.1 of the merger agreement). Based upon financial information for PSB as of or for the twelve-month period ended June 30, 2006, Curtis calculated the following ratios with respect to the transaction value per share of PSB common stock:
          Transaction Ratios

	$17.00		$16.34
Transaction value/Last twelve month’s adjusted earnings	43.1	x	41.3	x
Transaction value/Book value	200.3%		191.8%
Transaction price/Tangible book value	206.4%		197.6%
          For purposes of Curtis’s analyses, earnings per share were based on net earnings adjusted upward for the elimination of certain one time expenses including a 2006 litigation settlement and related costs. The aggregate transaction value was approximately $93.9 million ($89.9 million at $16.34 per share) based upon 5,142,526 shares of PSB common stock outstanding plus the intrinsic value of outstanding options to purchase an aggregate of 906,434 shares of PSB common stock having a weighted average exercise price of $9.87.
          Comparable Company Analysis
          Curtis used publicly available information to compare selected financial, operating and market trading information for PSB and a group of commercial banking institutions selected by Curtis. The peer group consisted of the following publicly traded commercial banks headquartered in the eastern part of Pennsylvania with total assets between $300 million and $800 million:

American Bank Incorporated	First Keystone Corporation
Bryn Mawr Bank Corporation	FNB Bancorp, Inc.
Comm Bancorp, Inc.	Honat Bancorp, Inc.
Dimeco, Inc.	Mauch Chunk Trust Financial Corp.
DNB Financial Corporation	Norwood Financial Corp.
East Penn Financial Corporation	Penseco Financial Services Corporation
Ephrata National Bank	Peoples Financial Services Corp.
Fidelity D & D Bancorp, Inc.	QNB Corp.
          The analysis compared publicly available financial, operating and market trading information for PSB and the data for the peer group as of and for the twelve-month period ended June 30, 2006. The table below compares the data for PSB and the peer group.
          Comparable Group Analysis

	Peer	Peer	Peer
	Group	Group	Group
	Minimum	Median	Maximum	PSB
Total assets (in millions)	$305	$524	$751	$562
Equity/assets	5.4%	9.6%	12.0%	8.3%
Tangible equity/assets	5.4%	9.5%	12.0%	8.1%
Loans/ Deposits	59.6%	85.5%	100.8%	78.9%
NCOs/ Average Loans	(0.26)%	0.02%	0.36%	(0.02)%
NPAs+ 90 day past due /Total Assets	0.01%	0.32%	1.36%	0.53%
Loan Loss Reserves/ NPAs+ 90 day past due	76.2%	169.0%	898.3%	118.3%
Three year CAGR in Loans	2.9%	8.7%	26.4%	13.5%
Three year CAGR in Deposits	(0.8)%	4.6%	15.2%	5.3%
Three year CAGR in Assets	(1.5)%	3.8%	12.6%	4.8%
Most recent annualized Return on average assets	0.39%	1.08%	2.58%	(0.45)%
Most recent annualized Return on average equity	6.50%	10.94%	23.87%	(5.28)%
Most recent annualized Net Interest Margin	1.90%	3.71%	5.03%	3.38%
Most recent annualized Efficiency Ratio	36.0%	61.5%	88.3%	114.4%
Three year average — Return on average assets	0.30%	1.15%	1.58%	0.34%
Three year average — Return on average equity	4.98%	12.2%	15.3%	3.52%

	Peer	Peer	Peer
	Group	Group	Group
	Minimum	Median	Maximum	PSB
Three year average — Return on average equity	4.98%	12.2%	15.3%	3.52%
Three year average — Net Interest Margin	1.83%	3.81%	4.81%	3.86%
Three year average — Efficiency Ratio	46.0%	56.7%	80.5%	86.5%
Price/Book Value	136.9%	170.3%	254.3%	120.8%
Price/Tangible book value	136.9%	172.5%	254.3%	124.4%
Price/LTM earnings per share	10.5%	15.5%	26.3%	NM
Dividend Yield	0.64%	2.61%	4.57%	0.00%
     Analysis of Selected Merger Transactions
     Curtis reviewed three sets of merger transactions it deemed comparable to the merger. Importantly, no transaction or group of transactions is the same as the merger. The first group of transactions involved target banks which were Mid-Atlantic region based banks with assets between $250 million and $1 billion where the transaction was announced since July 1, 2003 (the “Mid-Atlantic transactions”, 32 transactions). The second group of transactions involved a subset of the Mid-Atlantic Transactions in which the target banks were based in Pennsylvania (the “PA transactions”, 13 transactions). The third group of transactions involved a subset of the Mid-Atlantic Transactions in which the target banks produced an ROAA of 0.65% or less in the year prior to the announcement of the transaction (the “Performance transactions”, 9 transactions).
Transaction Multiples

	Mid-Atlantic			PA			Performance			PSB
	transactions			transactions			transactions			Transaction(1)
	Max	Med	Min	Max	Med	Min	Max	Med	Min
Transaction price/ LTM EPS (x)	41.7	25.3	13.0	41.7	27.4	18.3	41.7	27.4	13.0	NM
Transaction price/ Book value (%)	373.9	245.8	124.8	373.9	201.5	124.8	316.2	174.9	124.8	200.3
Transaction price/ Tangible book value (%)	404.2	253.1	125.6	404.2	227.5	125.6	316.2	197.9	125.6	206.4
Transaction price/ Assets (%)	33.2	23.4	8.2	32.8	23.3	8.2	19.5	12.9	8.2	16.7
Premium to market (%)	79.4	27.5	(4.2)	63.5	30.6	19.3	38.2	26.7	9.3	54.4

(1)	Transaction multiples assume no loan adjustment
     Present Value Analysis
     Curtis performed an analysis that estimated the present value of PSB’s future common stock price based on a stream of earnings through June 2011 under various circumstances, assuming PSB performed in accordance with management’s earnings estimates for 2006. For periods after 2006, Curtis assumed annual growth rates of earnings per share of 5% to 20%. To approximate the future value of PSB common stock at June 30, 2011, Curtis applied price/earnings multiples ranging from 23x to 27x. The future values were then discounted to present values using different discount rates ranging from 10% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of PSB common stock.

Discount	Assumes Midpoint of Earnings Growth (12.5%)
Rate	23x	24x	25x	26x	27x
10%	$10.90	$11.38	$11.85	$12.32	$12.80
11%	$10.42	$10.87	$11.33	$11.78	$12.23
12%	$9.96	$10.40	$10.83	$11.26	$11.70
13%	$9.53	$9.94	$10.36	$10.77	$11.19
14%	$9.12	$9.52	$9.91	$10.31	$10.71
15%	$8.73	$9.11	$9.49	$9.87	$10.25
     In connection with its analyses, Curtis considered and discussed with the PSB board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Curtis noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
     Compensation of Curtis Financial Group
     PSB paid Curtis a fairness opinion fee of $75,000. PSB has also agreed to reimburse Curtis for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Curtis and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.
Interests of our Directors and Executive Officers in the Merger
     In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. These interests, to the extent material, are described below. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.
     Pursuant to the merger agreement, Messrs. Vincent J. Fumo and Anthony DiSandro have each executed an agreement with PSB dated as of August 30, 2006. These agreements contain provisions that provide for:
•	as of the closing of the merger, the resignation of each executive as a director and officer of PSB and its subsidiaries;

•	as of the closing of the merger, the termination of all agreements between the executive and PSB, including the executive’s employment agreement and supplemental executive retirement plan;

•	as of the closing of the merger, the termination of the executive as a participant in any employee benefit plan or program;

•	a covenant not to compete with PSB or solicit PSB’s customers or solicit or hire any of PSB’s or Conestoga’s employees for the period commencing on the date of the agreement and ending three years from the date of the closing of the merger;

•	a general release from the executive in favor of PSB for any claims the executive may have against PSB for any matter that arose prior to the signing of the agreement, including under any contract or agreement between the executive and PSB or under any federal or state employment or discrimination law; and

•	in consideration for the foregoing, and in lieu of payments under each executive’s existing employment agreement and supplemental retirement plan, upon closing of the merger, PSB will make the following payments:
•	to Mr. Fumo, the sum of $4.73 million in lieu of payments under his employment agreement and supplemental executive retirement plan, $1.5 million in exchange for his agreement to the three year covenant not to compete and $100,000 in exchange for his execution of a general release in favor of PSB; and

•	to Mr. DiSandro, the sum of $4.68 million in lieu of payments under his employment agreement and supplemental executive retirement plan, $1.5 million in exchange for his agreement to the three year covenant not to compete and $100,000 in exchange for his execution of a general release in favor of PSB.
     In addition, the agreement provides for the continuation of the executive’s current salary and continued participation in existing employee benefit plans, in each case, through the closing of the merger. Furthermore, the agreement provides that if the effective date of the merger occurs on or before December 31, 2006, each executive is entitled to receive a retention bonus that equals the product of $187,000 multiplied by a fraction the numerator of which is the number of days that have elapsed between January 1, 2006 and the effective date of the merger and the denominator of which is 365. If the effective date of the merger occurs after December 31, 2006, then in addition to a $187,000 bonus for 2006, each executive is entitled to receive a retention bonus that equals to the product of $187,000 multiplied by a fraction the numerator of which is the number of days that have elapsed between January 1, 2007 and the effective date of the merger and the denominator of which is 365.
     Directors and executive officers of PSB also hold options to acquire 906,434 shares of PSB common stock under our stock option and incentive plans. All options are currently vested. The merger agreement provides that all outstanding stock options will be cashed out and cancelled in connection with the completion of the merger. Each option holder will receive an amount in cash, less required withholding taxes, equal to the merger consideration minus the exercise price per share of common stock subject to the option, for each share subject to such option. The merger agreement also provides that each outstanding restricted stock award will become fully vested and free of restrictions at the effective time of the merger and will be converted into the right to receive the merger consideration. Messrs. Fumo and DiSandro each hold unvested restricted stock awards of 60,000 shares.
     The merger agreement also provides for indemnification of directors and officers of PSB in connection with any threatened or actual claim arising from their service as a director or officer of PSB or its subsidiaries prior to the closing of the merger or from the merger agreement and the transactions contemplated thereby. The merger agreement also contains a covenant by Conestoga to use its reasonable best efforts to provide directors’ and officers’ liability insurance to our directors and officers for a period of six years and contains a covenant of PSB to purchase, to the extent available, additional directors’ and officers’ liability insurance, in such amount and upon such terms as may be directed by Conestoga.
     The merger agreement also provides for the delivery of a release from Conestoga to each director and officer of PSB releasing them from any and all claims, counterclaims, rights, demands, costs, damages, losses, liabilities, actions and causes of action, including attorneys’ fees and court costs, arising out of or relating to their service as a director or officer of PSB or its subsidiaries or arising out of or relating to the merger agreement, subject, in each case, to the limitations of applicable laws, statutes or regulations.
Material United States Federal Income Tax Consequences
     The following is a general discussion of certain material U.S. federal income tax consequences of the merger to holders of our common stock. We base this summary on the provisions of the Internal Revenue Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.
     For purposes of this discussion, we use the term “U.S. holder” to mean:
•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
     A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

     This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you as a U.S. holder in light of your particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, shareholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, shareholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. We urge you to consult your own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.
     If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.
     U.S. Holders
     The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:
•	the amount of cash received in exchange for the common stock; and

•	the U.S. holder’s adjusted tax basis in the common stock.
     If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, that holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.
     Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger unless that U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.
     Non-U.S. Holders
     Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:
•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of PSB common stock at any time during the five years preceding the merger.
     An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.
     We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.
     Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals
     Conestoga and PSB have agreed to use reasonable best efforts to obtain the regulatory approvals required to complete the merger.
     We must obtain the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Pennsylvania Department of Banking to complete the merger. An application for approval of the merger was filed with the Federal Reserve and the Pennsylvania Department of Banking on October 3, 2006 and October 6, 2006, respectively. Under applicable regulations, the Federal Reserve and the Pennsylvania Department of Banking will review the financial, managerial, and competitive aspects of the transaction, as well as the convenience and needs of the community.
     In addition, the Federal Reserve may not approve any proposed acquisition:
•	if it would result in a monopoly or further any combination or conspiracy to monopolize or to attempt to monopolize the banking business in any part of the United States; or

•	which in any section of the country may have the effect of substantially lessening competition or tending to create a monopoly or which in any other manner would restrain trade, unless the Federal Reserve finds that the anticompetitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the proposed acquisition in meeting the convenience and needs of the community to be served.
     The Federal Reserve also has the responsibility to review the performance of all institutions involved in meeting their responsibilities under the Community Reinvestment Act, which includes the record of performance of the existing institutions in meeting the credit needs of the entire community including low- and moderate-income neighborhoods. The Federal Reserve has not received any protest under the Community Reinvestment Act as of the date of this proxy statement.
     We cannot assure you that the Federal Reserve or the Pennsylvania Department of Banking will approve the merger, and, if approved, as to the date of such approval. We cannot complete the merger until 30 days (15 days if the Attorney General does not object) after the date of Federal Reserve approval, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action by the U.S. Department of Justice would stay the effectiveness of Federal Reserve approval unless a court specifically orders otherwise. In reviewing the merger, the U.S. Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve, and thus it is possible that the U.S. Department of Justice could reach a different conclusion than the Federal Reserve regarding the merger’s competitive effects. Failure of the U.S. Department of Justice to object to the merger does not prevent the filing of antitrust actions by private persons.

Source of Funds
     Conestoga, Conestoga Bank and Merger Sub have represented that they will have available to them on the effective date of the merger immediately available funds necessary to consummate the transactions contemplated by the merger agreement.
No Dissenters’ Rights of Appraisal
     Under Pennsylvania law you do not have the right to dissent from the transaction and receive cash equal to the fair value of your shares of PSB common stock.
THE MERGER AGREEMENT
     The following is a summary of certain material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A, and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.
     The merger agreement contains representations and warranties made by and to the parties to the merger agreement as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information at the time they were made or otherwise.
Structure
     Subject to the terms and conditions of the merger agreement, and in accordance with Pennsylvania law, at the completion of the merger, Merger Sub, a Pennsylvania corporation that is a direct and wholly-owned subsidiary of Conestoga, will merge with and into PSB with PSB being the surviving corporation. As soon as practicable following completion of the merger, PSB Bancorp will merge with and into Conestoga with Conestoga surviving the merger, and Conestoga Bank will merge with and into First Penn Bank and the separate existence of Conestoga Bank will terminate. Contemporaneously with the merger of the banks, First Penn Bank will change its name to Conestoga Bank.
Effective Time and Closing
     The merger will be completed and become effective when PSB and Merger Sub file articles of merger with the Secretary of State of the Commonwealth of Pennsylvania. However, the parties to the merger agreement may agree to a later time for completion of the merger and specify that time in the articles of merger in accordance with Pennsylvania law.

     Subject to the terms and conditions of the merger agreement, the closing of the merger will take place as promptly as practicable after the satisfaction or waiver (subject to applicable law) of the conditions set forth in the merger agreement, other than conditions which by their terms are to be satisfied at the closing, but subject to satisfaction or waiver of such conditions.
Treatment of Common Stock, Stock Options and Restricted Stock Awards
     Common Stock
     At the effective time of the merger, each share of PSB common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled, will cease to exist, and will be converted into the right to receive up to $17.00 in cash. This amount may be reduced based upon the results of the possible sale of seven identified, performing loans on seven construction projects. Four of these projects are in Philadelphia, two are in Wildwood, New Jersey and one is in Downingtown, Pennsylvania. We are obligated to lend up to $38.3 million on these projects and we currently have an outstanding principal balance of $16.2 million. Because Conestoga wanted to reduce both geographic and construction lending concentration, we have agreed to use our reasonable best efforts to sell these performing loans or sell a participation in these loans prior to closing. The result of this agreement between the parties means that the $17.00 per share purchase price may be reduced by the sum of the following quotients:
•	with respect to each of the identified loans that is sold or in which a participation interest is sold (regardless of the actual percentage participation interest of such loan that is sold);
•	the sum of (1) the percentage of net exposure on the loan retained by PSB or its subsidiaries after the sale of the loan or a participation interest times the after tax discount associated with that loan that was negotiated between the parties, plus (2) 0.6375 times the realized net loss incurred in accordance with generally accepted accounting principles on the disposal of the loan, divided by;

•	6,048,960, plus;
•	with respect to each of the seven identified loans that is not sold or in which a participation interest is not sold prior to closing;
•	the after-tax discount negotiated between the parties with respect to that loan, divided by;

•	6,048,960.
     Application of the foregoing formula means that if all seven loans are sold at par there will be no adjustment to the $17.00 per share purchase price and if none of the seven loans are sold, the maximum per share price adjustment is $0.66, which would result in a $16.34 per share purchase price.

     After the effective time of the merger, each of our outstanding stock certificates representing shares of common stock converted in the merger will represent only the right to receive the merger consideration without any interest and less any required withholding taxes. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.
     Stock Options
     At the effective time of the merger, each outstanding and unexercised option to acquire PSB common stock will be cancelled, and, in exchange for such cancellation, the holder of each stock option will receive an amount in cash, less required withholding taxes, equal to the excess of the merger consideration over the exercise price per share of common stock subject to such option, for each share subject to such option.
     Restricted Stock Awards
     At the effective time of the merger, each outstanding restricted stock award will become fully vested and free of restrictions and will be converted into the right to receive the merger consideration.
Exchange and Payment Procedures
     At or prior to the effective time of the merger, Conestoga will deposit an amount of cash sufficient to pay the merger consideration to each holder of shares of PSB common stock with an exchange agent reasonably acceptable to PSB. No later than ten business days after the effective time, the exchange agent will mail a letter of transmittal and instructions to you and the other PSB shareholders. The letter of transmittal and instructions will tell you how to surrender PSB common stock certificates in exchange for the merger consideration.
     You should not return PSB stock certificates with the enclosed proxy card, and you should not forward PSB stock certificates to the exchange agent without a letter of transmittal.
     You will not be entitled to receive the merger consideration until you surrender your PSB stock certificate or certificates to the exchange agent, together with a duly completed and executed letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders the certificate must either pay any transfer or other applicable taxes to the exchange agent or establish to the satisfaction of the exchange agent that those taxes have been paid or are not applicable.
     No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Conestoga or the exchange agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum that is properly withheld and paid to a taxing authority by Conestoga or the exchange agent will be deemed to have been paid to the person with regard to whom it is withheld.

     None of the exchange agent, Conestoga, or PSB will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. Any portion of the merger consideration deposited with the exchange agent that remains undistributed to the holders of certificates evidencing shares of our common stock for six months after the effective time of the merger, will be delivered, upon demand, to Conestoga. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to Conestoga may only look to Conestoga for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Conestoga free and clear of any claims or interest of any person previously entitled to the merger consideration.
     If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements contained in the letter of transmittal, including, if required by Conestoga, the posting of a bond in a customary amount sufficient to protect Conestoga against any claim that may be made against it with respect to that certificate.
Representations and Warranties
     You should be aware that the below representations and warranties are made by PSB to Conestoga, may be subject to important limitations and qualifications agreed to by Conestoga, may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement.
     We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:
•	our and our subsidiaries’ proper organization, good standing, valid existence and qualification to do business;

•	our capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

•	our corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

•	the absence of required consents and approvals of governmental entities or third parties in connection with the transactions contemplated by the merger agreement;

•	our SEC filings since December 31, 2003, including the financial statements contained in those filings;

•	the absence of undisclosed liabilities since June 30, 2006;

•	the accuracy of our books and records and the effectiveness of our internal controls;

•	the absence of undisclosed broker’s fees;

•	the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since December 31, 2005;

•	legal proceedings and governmental orders;

•	taxes;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•	compliance with applicable legal requirements;

•	designation of First Penn Bank as “well-capitalized” under applicable banking regulations;

•	accuracy and compliance as to form with applicable securities law of this proxy statement;

•	our material contracts;

•	our owned and leased property;

•	environmental matters;

•	our and our subsidiaries’ insurance policies;

•	the receipt by us of fairness opinions from each of Griffin Financial Group LLC and Curtis Financial Group LLC;

•	our intellectual property;

•	our loan portfolio and related matters;

•	our investment portfolio;

•	our related party transactions;

•	the inapplicability of Pennsylvania anti-takeover statutes and similar provisions in our articles of incorporation and bylaws to the merger;

•	interest rate risk management instruments; and

•	compliance with the Community Reinvestment Act, the USA Patriot Act and privacy laws.
     Certain of the representations and warranties made by PSB are qualified as to “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means with respect to PSB a material adverse effect on the business, operations, results of operations in the current or any future fiscal year, or financial condition of PSB and its subsidiaries taken as a whole, or a material adverse effect on PSB’s ability to complete the merger on a timely basis. However, in determining whether a material adverse effect has occurred, there will be excluded any effect on PSB the cause of which is:
•	changes in laws, rules or regulations or published interpretations by courts or governmental authorities or in generally accepted accounting principles or regulatory accounting requirements, which are applicable to banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, except for any change that has a disproportionate impact on PSB and its subsidiaries taken as a whole relative to other participants in the industry;

•	the announcement of the merger agreement or the transactions contemplated by the merger agreement or any action of Conestoga or its subsidiaries or any action or omission of PSB or any of its subsidiaries required to be taken or omitted to be taken under the merger agreement or with the consent or at the direction of Conestoga; and

•	changes in general economic conditions or interest rates affecting banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, except for any change that has a disproportionate impact on PSB and its subsidiaries taken as a whole relative to other participants in the industry.
     Any decrease in the trading price of PSB common stock will not, by itself, constitute a material adverse effect, nor will any increase in PSB’s loan loss reserve constitute a material adverse effect solely because of its effect on PSB’s consolidated results of operation for any single year. Conversely, if a breach of a representation or warranty would result in a non-recurring or one-time charge to earnings it could nevertheless be a material adverse effect. Similarly, litigation that could reasonably be expected to result in costs, damages or other liabilities that would be material to our business, operations, results of operation or financial condition or could reasonably be expected to have a material adverse effect on our ability to complete the merger could constitute a material adverse effect. The assessment of materiality will take into account with respect to any litigation, the likelihood of whether an adverse outcome is remote and whether it is reasonably probable that the claim is covered by insurance.
     The merger agreement also contains various representations and warranties made by Conestoga that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	the organization, valid existence, good standing and qualification to do business of Conestoga and Merger Sub;

•	the corporate power and authority of Conestoga and Merger Sub to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with the governing documents or applicable law as a result of entering into the merger agreement and completing the merger;

•	the absence of required consents and approvals of governmental entities or third parties in connection with the transactions contemplated by the merger agreement;

•	the absence of undisclosed broker’s fees;

•	the accuracy of information supplied for inclusion in this proxy statement;

•	the availability of funds to complete the merger; and

•	the purpose of the formation and prior activities of Merger Sub.
     The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.
Conduct of Business of PSB Pending the Merger
     Under the merger agreement, we have agreed that, subject to certain exceptions or unless Conestoga gives its prior written consent, prior to the completion of the merger:
•	we and our subsidiaries will conduct business in the ordinary course of business consistent with past practice; and

•	we will use reasonable best efforts to maintain and preserve intact our business organization and preserve our advantageous business relationships with customers, vendors and others doing business with us.
     We have also agreed that during the same time period, and again subject to certain exceptions or unless Conestoga gives its prior written consent, we and our subsidiaries will not:
•	adjust, split, combine or reclassify any of our capital stock;

•	repurchase, redeem or otherwise acquire any of our capital stock;

•	make, declare or pay any dividend or distribution on our capital stock, or grant any person any right to acquire any shares of our capital stock or any stock appreciation rights, other than dividends paid by any of our subsidiaries to us or any of our other subsidiaries;

•	issue or commit to issue any additional shares of our capital stock, bonds, debentures, notes or other indebtedness having the right to vote or any options or other securities convertible into or exercisable for any additional shares of our capital stock or voting debt, other than the issuance of our shares of common stock upon the exercise of outstanding options;

•	amend or reprice any outstanding right, warrant or option to acquire any shares of capital stock or voting debt;

•	enter into any new line of business;

•	sell, lease, transfer, mortgage, encumber or otherwise dispose of any of our material assets or properties except as expressly required by the terms of any contracts or agreements in force at the date of the merger agreement;

•	make any acquisition or investment or material purchases of any property or assets, other than in connection with foreclosures or troubled loan or debt restructuring in the ordinary course of business;

•	increase the compensation or fringe benefits of any our present or former directors or officers;

•	increase the compensation or fringe benefits of any our present or former employees except in the ordinary course of business, and provided that any such increase shall not exceed more three percent (3%) per employee;

•	establish, adopt, enter into, amend or terminate any employment benefit plans;

•	make capital expenditures in excess of $25,000 in the aggregate;

•	except with respect to the establishment of a branch in Blue Bell, Pennsylvania, make application for the opening or relocation of any, or open or relocate any, branch office;

•	enter into or renew any lease for real property;

•	except in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money, or guarantee or endorse or otherwise become responsible for the obligations of another person other than a wholly-owned subsidiary;

•	amend our articles of incorporation or bylaws or authorize any action to wind up our affairs, liquidate or dissolve or change our corporate form;

•	change our accounting or tax accounting methods except as may be required under GAAP;

•	grant any retention, severance, or termination pay or enter into any new, or amend any existing, employment, severance or change in control agreement with, any of our employees, officers or directors;

•	materially change our investment securities portfolio policy;

•	except for outstanding commitments, make or acquire any new loan in excess of $500,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan in excess of $500,000 or make any loans that would require an exception to our loan policy;

•	make any material change in our policies with respect to the extension of credit, or the establishment of reserves, charge offs, investments, deposits, asset and liability management, or other banking policies;

•	pay, discharge, settle or compromise any legal proceedings or any governmental or regulatory investigation, other than any in the ordinary course of business consistent with past practices that involves money damages not in excess of $25,000 individually or $50,000 in the aggregate;

•	waive or release any material right or materially modify any existing material agreement or enter into any agreement not made in the ordinary course of business, consistent with past practice;

•	take any action that is intended or would reasonably be expected to result in any of the conditions to the merger not being satisfied (or being materially delayed) or in a regulatory approval not being obtained (or being materially delayed); or

•	agree to, or make any commitment to, take any of the foregoing actions.
Shareholders Meeting and Duty to Recommend
     We agreed to call a meeting of our shareholders as promptly to obtain shareholder approval of the merger agreement and to take all lawful action to solicit the approval of the merger agreement by our shareholders. Our board of directors agreed to recommend the adoption of the merger agreement by our shareholders. Our board, however, can fail to make, withdraw or modify in any manner adverse to Conestoga its recommendation, in each case if our board determines in good faith, after consultation with its outside financial and legal advisors, that the failure to do so would or could reasonably be expected to breach its fiduciary duties under applicable law.
No Solicitation of Transactions
     We have agreed that we and our subsidiaries will not and will not authorize our respective directors, officers, employees and representatives to, directly or indirectly:

•	initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any acquisition proposal;

•	engage in any negotiations or discussions concerning, or provide confidential information or data to, any person relating to an acquisition proposal;

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

•	approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent or other agreement related to any acquisition proposal or publicly propose or agree to do any of the foregoing.
     An “acquisition proposal” is any proposal or offer to effect a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction, or any purchase or sale of 15% or more of the consolidated assets (including the stock of any subsidiary) of PSB and its subsidiaries, taken as a whole, in a single or series of related transactions, or any issuance or sale of, or tender or exchange offer for, in a single transaction or series of related transactions, PSB’s voting securities that, if consummated, would result in any person or the person’s shareholders beneficially owning 15% or more of the total voting power of PSB (or of the surviving company in the transaction) or any of our subsidiaries.
     In spite of the foregoing, prior to the adoption of the merger agreement by our shareholders, we or our board of directors are permitted, in response to an unsolicited acquisition proposal, to provide confidential information and data or to engage in discussions or negotiations with a third party in connection with the unsolicited bona fide acquisition proposal, and approve or recommend any acquisition proposal, if our board of directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, that the applicable acquisition proposal constitutes or is reasonably likely to constitute a “superior proposal.”
     For purposes of the merger agreement, “superior proposal” means any bona fide written acquisition proposal which our board of directors concludes in good faith, after consultation with its financial advisors and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the shareholders of PSB from a financial point of view than the transactions contemplated by the merger agreement and that the failure to pursue this acquisition proposal would or could reasonably be expected to be a breach of fiduciary duty by our board of directors.
     Furthermore, if, at any time prior to the adoption of the merger agreement by our shareholders, our board of directors determines in its good faith judgment, after consultation with its financial advisors and outside legal counsel, that an acquisition proposal that did not result from a material breach of the provisions described in the previous paragraphs is a superior proposal, we may terminate the merger agreement, but only if:

•	we give Conestoga at least 72 hours prior written notice of our intention to accept the superior proposal and the material terms and conditions of the superior proposal;

•	during this 72-hour period, we negotiate in good faith with Conestoga to determine if improvements can be made to the merger agreement such that the competing acquisition proposal is no longer a superior proposal; and

•	we concurrently pay to Conestoga the $3,000,000 termination fee referred to under “—Termination Fees” below.

•	We have also agreed:

•	to terminate immediately any discussions or negotiations regarding acquisition proposals that were being conducted before the merger agreement was signed;

•	to promptly advise Conestoga, following our receipt of an acquisition proposal or of any inquiry that could reasonably be expected to lead to an acquisition proposal, of the material terms of the acquisition proposal; and

•	to keep Conestoga reasonably apprised of any material developments related to any acquisition proposal.
Employee Benefits
     With respect to our employees we have agreed that, among other things:
•	Conestoga will decide at least sixty (60) days prior to closing of the merger whether our employee pension and welfare benefit plans and arrangements will continue to be maintained after closing or whether these plans will be amended, frozen, and/or terminated prior to or as of closing and we will cooperate with Conestoga to implement its decision;

•	as of the effective time of the merger, the PSB employee stock ownership plan will be terminated;

•	in the event of any termination of, or consolidation of, a PSB welfare plan with any Conestoga welfare plan, all our employees who become employees of Conestoga and who are eligible for coverage under the PSB welfare plan will have immediate coverage under any successor welfare plan without the necessity of satisfying a waiting period for coverage of any pre-existing condition and will become participants in the Conestoga welfare benefit plans;

•	we will continue to maintain, without change other than change required by law, our defined benefit pension plan in accordance with all requirements of applicable law;

•	we will, to the extent it has not already done so, freeze participation and benefit accruals in our defined benefit pension plan effective as of the earlier of the closing of the merger or December 31, 2006, and we will make any required contributions through the closing of the merger;

•	Conestoga will honor obligations under the First Penn Bank severance plan;

•	we may continue to administer our employee bonus program;

•	we will not make available any further benefits, grants or awards under any benefit plans; and

•	Conestoga will use its reasonable best efforts to inform our employees, at least thirty (30) days prior to closing of the merger, of the likelihood of continued employment with Conestoga and, where appropriate in Conestoga’s judgment, it will consider for employment opportunities at Conestoga each of our employees.
Indemnification and Insurance
     Conestoga has agreed to indemnify and hold harmless all past and present officers, directors, employees and agents of PSB and its subsidiaries against any expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened or actual claim, action, suit or proceeding, arising by reason of the fact that such person is or was a director, officer, employee or agent of PSB, or, based in whole or in part, or arising out of, the merger agreement. Such indemnification is subject to applicable limitations under Pennsylvania law. In this regard, Conestoga has agreed to advance expenses to an indemnified officer, director, employee or agent, provided that the person to whom expenses are advanced provides an undertaking to repay those advances if it is ultimately determined that this person is not entitled to indemnification.
     The merger agreement provides that Conestoga will use its reasonable best efforts to cause the persons covered by PSB’s directors’ and officers’ liability insurance policy prior to the closing of the merger to be covered for a period of six years after completion of the merger by Conestoga’s directors’ and officers’ liability insurance policies that provide at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, subject to specified cost limitations. In addition, the merger agreement calls for PSB to purchase, to the extent available, additional directors’ and officers’ liability insurance or transaction insurance in such reasonable amounts and on such reasonable terms as directed by Conestoga.
Bank Merger
     As soon as practical following the effective time, Conestoga and PSB will take all reasonable action necessary to complete the merger of Conestoga Bank with and into First Penn Bank. Contemporaneously with the bank merger First Penn Bank will change its name to Conestoga Bank.

Conditions to the Merger
     The obligations of the parties to complete the merger are subject to the satisfaction of the following mutual conditions:
•	The adoption of the merger agreement by our shareholders.

•	No order, injunction or decree having been issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger and no statute, rule, regulation, order, injunction or decree having been entered by any governmental entity that prohibits or makes illegal the completion of the merger.

•	All regulatory approvals required to complete the merger and the bank merger having been obtained without any material conditions, limitations or restrictions unacceptable to Conestoga and remaining in full force and effect and all statutory waiting periods having expired.
     The obligations of Conestoga to effect the merger are subject to the satisfaction or waiver by Conestoga at or prior to the effective time of the merger of the following conditions:
•	The accuracy of PSB’s representations and warranties, subject to the materiality standard contained in the merger agreement.

•	The performance, in all material respects, by PSB of all obligations required to be performed under the merger agreement.

•	The agreements with each of Messrs. Fumo and DiSandro will be in full force and effect without waiver or amendment and Mr. Fumo or Mr. DiSandro will not have asserted that any provision of the agreements is unenforceable.

•	Mr. Gary Polimeno, the Vice President and Treasurer of PSB, will have executed and delivered to PSB a severance agreement and release in a form reasonably satisfactory to Conestoga.
     The obligations of PSB to effect the merger are subject to the satisfaction or waiver by PSB at or prior to the effective time of the merger of the following conditions:
•	The accuracy of Conestoga’s representations and warranties, subject to the materiality standard contained in the merger agreement.

•	The performance, in all material respects, by Conestoga and Merger Sub of all obligations required to be performed under the merger agreement.

•	Conestoga will have executed and delivered a release in favor of directors and officers of PSB.

Termination
     The merger agreement may be terminated whether before or after shareholder approval has been obtained, as follows:
•	by mutual written consent of the parties;

•	by either Conestoga or PSB, if:
•	any governmental entity that must grant a requisite regulatory approval denies approval of the merger and the denial has become final and nonappealable; however, neither Conestoga nor PSB may terminate the merger agreement for this reason if its failure to perform or observe its covenants in the merger agreement has resulted in the denial;

•	any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the merger; however, neither Conestoga nor PSB may terminate the merger agreement for this reason if its failure to perform its covenants in the merger agreement has resulted in the order enjoining or prohibiting the merger;

•	the merger is not completed by April 30, 2007, however, PSB may not terminate the merger agreement for this reason if its failure to perform its covenants in the merger agreement has resulted in the failure of the merger to occur on or before that date;

•	subject to a limited exception in the case of Conestoga, if the terminating party is not in material breach of the merger agreement and there is a material breach by the non-terminating party of any of its representations, warranties, covenants or other agreements in the merger agreement, and such breach (i) is not cured within 30 days following written notice to the party committing such breach specifying in reasonable detail the nature of such breach, or which breach, by its nature, cannot be cured prior to the closing, and (ii) would entitle the non-breaching party not to consummate the transactions contemplated by the merger agreement;

•	our shareholders do not adopt the merger agreement at the special meeting or any postponement or adjournment of the special meeting;
•	by Conestoga, if our board of directors has breached its non-solicitation obligations with respect to an acquisition proposal any respect adverse to Conestoga, or our board has failed to recommend the merger to our shareholders or withdraws, modifies or changes our recommendation of the merger or we recommend or resolve to recommend an acquisition proposal other than the merger, or we fail to call, give notice of, convene and hold a meeting of our shareholders to consider the merger within six months after the date of the merger agreement;

•	by us, prior to the adoption of the merger agreement by our shareholders, if we receive a superior proposal, but only after we have complied with the conditions described in the paragraph under the caption “No Solicitation of Transactions” above.

•	by us, if all of the conditions to closing have been satisfied (other than conditions which by their terms are to be satisfied at closing), we deliver written notice to Conestoga of the satisfaction of all conditions to closing and the obligation of the parties to close the merger in accordance with the merger agreement, and Conestoga elects not to close the merger within fifteen (15) days of the date of this written notice.
Effect of Termination
     In the event the merger agreement is terminated as described above, the merger agreement will become void and neither Conestoga nor PSB or any of their directors or officers will have any liability under the merger agreement, except that:
•	both Conestoga and PSB will remain liable for any willful breach of any provision of the merger agreement; and

•	designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information, and, if applicable, the termination fees described below, will survive the termination.
Termination Fees
     The merger agreement provides that PSB will be required to pay a termination fee of $3,000,000 in the following circumstances:
•	if PSB terminates the merger agreement in order to accept a superior proposal;

•	if Conestoga terminates the merger agreement due to our breach of our non-solicitation obligation or our board of directors:
•	fails to recommend the merger to our shareholders,

•	withdraws, modifies or changes its recommendation of the merger,

•	recommends or resolves to recommend an acquisition proposal other than the merger, or

•	materially breaches our obligation to call and hold a meeting of PSB shareholders within six months after the date of the merger agreement.
•	if Conestoga or PSB terminates the merger agreement due to the failure to obtain PSB shareholder approval at the special meeting, and a proposal from a third party with respect to a business combination has been publicly announced or communicated to our shareholders prior to the date of our special meeting, then if within 18 months after such termination we enter into a definitive agreement with respect to, or consummate, a business combination with the third party that made the public announcement or communication; or

•	if Conestoga or PSB terminates the merger agreement because the closing has not occurred by April 30, 2007, and within six months following such termination we enter into a definitive agreement with respect to, or consummates, a business combination.
     A “business combination” means (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PSB or any of its subsidiaries as a result of which the holders of the PSB common stock prior to such transaction cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction, (ii) any sale in a single transaction or series of transactions of more than 50% of the consolidated assets of PSB and its subsidiaries, taken as a whole, or (iii) any issuance or sale of, or tender or exchange offer for, in a single transaction or series of transactions, voting securities of PSB or First Penn Bank resulting in the ownership by any person of more than 50% of the voting power of PSB or by any person (other than PSB or any of its affiliates) of more than 50% of the voting power of First Penn Bank.
     The merger agreement provides that Conestoga will be required to pay a termination fee of $3,000,000 if we terminate the merger agreement because all conditions to closing have been satisfied (other than conditions which by their terms are to be satisfied at closing), we deliver written notice to Conestoga of the satisfaction of all conditions to closing and the obligation of the parties to close the merger in accordance with the merger agreement, and Conestoga elects not to close the merger within fifteen (15) days of the date of this written notice.
Amendment, Waiver and Extension of the Merger Agreement
     Conestoga and PSB may amend the merger agreement by action taken or authorized by their respective Boards of Directors. However, after the adoption of the merger agreement by the shareholders of PSB, no amendment may be made that requires the approval of the shareholders of PSB unless the required approval is obtained.
     At any time prior to the completion of the merger, Conestoga and PSB, to the extent legally allowed, may:
•	extend the time for performance of any of the obligations or other acts of the other parties under the merger agreement;

•	waive any inaccuracies in the other parties’ representations and warranties contained in the merger agreement; and

•	waive the other parties’ compliance with any of the agreements or conditions contained in the merger agreement.

Fees and Expenses
     In general, except with respect to the termination fee described under “––Termination Fees,” all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring the expense.
MARKET PRICE AND DIVIDENDS OF THE PSB COMMON STOCK
     Our common stock is quoted on the NASDAQ Global Market under the symbol “PSBI.” The following table sets forth the high and low reported closing sales prices per share of our common stock on the NASDAQ Global Market. We have never declared any dividends.
Market Information

	Price Range of
	Common Stock
	High	Low
Fiscal Year Ended December 31, 2004
1st Quarter	$11.20	$9.70
2nd Quarter	10.36	9.67
3rd Quarter	15.80	9.75
4th Quarter	16.35	13.30

Fiscal Year Ended December 31, 2005
1st Quarter	$15.85	$13.52
2nd Quarter	15.94	11.40
3rd Quarter	14.60	12.45
4th Quarter	14.00	11.07

Fiscal Year Ending December 31, 2006
1st Quarter	$12.92	$10.46
2nd Quarter	12.39	10.83
3rd Quarter	15.93	10.08
4th Quarter
     The closing sale price of our common stock on the NASDAQ Global Market on August 30, 2006, which was the last trading day prior to published news reports regarding the merger, was $11.07 per share. On                      ___, 2006, the last trading day before the date of this proxy statement, the closing price for PSB common stock on the NASDAQ Global Market was $___. You are encouraged to obtain current market quotations for PSB common stock in connection with voting your shares.
     As of                      ___, 2006, the last trading day before the date of this proxy statement, there were                      record holders of PSB common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of Common Stock
     The following table sets forth certain information furnished to PSB as of October ___, 2006 with respect to the beneficial ownership of common stock by: (i) each shareholder known to PSB to be the beneficial owner of five percent (5%) or more of the outstanding shares of common stock; (ii) each director of PSB; (iii) the executive officers named in the Summary Compensation Table below; and (iv) all current executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons and entities named have sole voting and investment power with respect to all shares of common stock of which they are the respective beneficial owners.

	Amount and
	Nature of		Percent of
	Beneficial		Outstanding Shares
Name of Beneficial Owner	Ownership		of Common Stock
5% Shareholders
American Bank Incorporated 4029 West Tilghman Street, Allentown, Pennsylvania 18104	347,643		6.8%
Directors
Vincent J. Fumo	982,938	(1)	17.5%
Rosanne Pauciello	42,799	(2)	*
Anthony DiSandro	455,7523	(3)	8.4%
James W. Eastwood	58,805		1.1%
James F. Kenney	30,404	(2)	*
Edward J. Reitmeyer	0
Dennis P. Wesley	40,000	(2)	*
Named Executive Officers
Gary Polimeno	51,362		*
Stephen Gaulberti	0
All executive officers and directors as a group (10 persons)	1,662,060	(4)	27.8%

*	Ownership percentage is less than 1%.

(1)	Amount includes 73,284 shares held through the First Penn Bank 401(k) Plan, 399,827 shares directly held by Mr. Fumo, 24,107 shares held in the ESOP, and 485,720 shares subject to immediately exercisable options. Amount does not include all shares held by the ESOP. Mr. Fumo is a trustee of the ESOP and as such votes shares held by the ESOP. The ESOP voting provisions require the holders of allocated shares to direct the trustee as to how to vote their shares on all matters presented to the shareholders of PSB. The trustee is required to vote the unallocated shares in proportion to the direction received from the holders of the allocated shares.

(2)	Rosanne Pauciello, James Kenney and Dennis Wesley, hold immediately exercisable options to acquire 25,000, 27,857 and 40,000 shares, respectively.

(3)	Amount includes 76,426 shares held indirectly through the First Penn Bank 401(k) Plan, 94,583 shares directly held by Mr. DiSandro, 24,743 shares held in the First Penn Bank Employee Stock Ownership Plan (“ESOP”), and 260,000 shares subject to immediately exercisable options. Amount does not include all shares held by the ESOP. Mr. DiSandro is a trustee of the ESOP and as such votes shares held by the ESOP. The ESOP voting provisions require the holders of allocated shares to direct the trustee as to how to vote their shares on all matters presented to the shareholders of PSB. The trustee is required to vote the unallocated shares in proportion to the direction received from the holders of the allocated shares.

(4)	Includes 906,434 shares subject to immediately exercisable options.

MATTER NO. 2
ADJOURNMENT PROPOSAL
     In the event that we do not have sufficient votes for a quorum or to adopt the merger agreement at the special meeting, we intend to adjourn the meeting to permit further solicitation of proxies. We can only use proxies received by us at the time of the special meeting to vote for adjournment, if necessary, by submitting the question of adjournment to you as a separate matter for consideration.
     The board of directors of PSB recommends that you vote your proxy in favor of the adjournment proposal so that your proxy may be used to vote for an adjournment if necessary. If you properly executed your proxy, we will consider that you voted in favor of the adjournment proposal unless your proxy indicates otherwise. If we adjourn the special meeting, we will not give notice of the time and place of the adjourned meeting other than by an announcement of such time and place at the special meeting.
MATTER NO. 3
ELECTION OF DIRECTORS
General.
     PSB’s articles of incorporation provide that its business shall be managed by a board of directors of not less than six and not more than 25 persons. The board, as provided in the bylaws, is divided into three classes: Class I, Class II, and Class III with each class being as nearly equal in number as possible. As of                      ___, 2006, the board consisted of seven members, with two members in Class I, three members in Class II, and two members in Class III.
     Three current directors have been nominated by the board for election as Class II directors at the special meeting. The three nominees receiving the highest number of votes at the special meeting will be elected to serve as directors. The term of office for those nominees elected as Class II directors will end upon the earlier of the completion of the transactions contemplated by the merger agreement or upon the expiration of a three year term and until their successors are elected and qualified.
     The bylaws permit nominations for election to the board to be made by the board or by any shareholder entitled to vote for the election of directors. Shareholders may nominate persons for election as directors in accordance with the procedures set forth in Section 2.03 of PSB’s bylaws as follows. Nominations for directors made by shareholders must be made by notice in writing, delivered by First Class U.S. Mail, postage prepaid, to the Secretary of PSB no less than 90 days prior to the annual meeting (unless less than 21 days prior notice of the annual meeting is given, in which case the nomination must be delivered within seven days of the mailing of the meeting notice). The notification should contain the following information: (1) the name, age, and business and residence addresses of each proposed nominee; (2) the principal occupation of each proposed nominee; and (3) the number of shares of capital stock of PSB owned by the nominee. The board will consider nominees recommended by shareholders and, in considering such candidates, the board will apply the same criteria it applies in connection with the Corporate Governance Committee recommended candidates.
     As of the date of this proxy statement, PSB has not received a notice of nomination for election as a director from any shareholder. If a nomination is attempted at the special meeting that does not comply with the procedures required by the bylaws or if any votes are cast at the special meeting for any candidate not duly nominated, then such nomination or such votes will be disregarded.
     Any shareholder who wishes to withhold authority from the proxy holders to vote for the election of directors or to withhold authority to vote for any individual nominee may do so by marking his or her proxy to that effect in accordance with the instructions on the proxy card. No proxy may be voted for a greater number of persons than the number of members of the class standing for election. If any nominee should become unable to serve, the persons named in the proxy may vote for another nominee. PSB’s management presently has no reason to believe that any nominee if elected will be unable to serve as a director.
     Under the bylaws of PSB, a vacancy in the board is filled by appointment by the remaining members of the board. If the vacancy occurs other than from an increase in the size of the board, the director appointed to fill the vacancy will become a member of the same class of directors in which the vacancy existed. By comparison, persons appointed by the board in connection with an increase in the size of the board would be designated by the board as belonging to either Class I, Class II, or Class III. In either case, the articles of incorporation provide that each director so appointed holds office for the unexpired term of the Class to which he or she was appointed.

Nominees for Election as Director and Continuing Directors
     The following table sets forth information, as of the record date, with respect to the nominees for director of PSB and all continuing directors of PSB.
Nominees for Class II Director

		Year First	Principal Occupation
Name/Position	Age	Elected Director	During Past Five Years
James W. Eastwood, Director	61	1997	President of Granary Associates, Inc. (architectural design and consulting firm)

Edward J. Reitmeyer, Director	43	2005	Managing Member, Wynnewood Financial Partners, LLC, Consulting Firm for Real Estate Developers and Investors;

			Former Partner, Drucker & Scaccetti, CPA and Consulting Firm

Dennis P. Wesley, Director	54	2003	Manager, Business Processes, PECO Energy
Continuing Directors
Class I directors (Term expiring 2008)

		Year First	Principal Occupation
Name/Position	Age	Elected Director	During Past Five Years
Anthony DiSandro, Director, President and Chief Executive Officer	58	1997	President and Chief Executive Officer of PSB Bancorp, Inc.

Rosanne Pauciello, Director and Corporate Secretary	62	1997	Corporate Secretary of PSB Bancorp, Inc.

			Pennsylvania State Senate Office Administrator

Continuing Directors
Class III directors (Term expiring 2007)

		Year First	Principal Occupation
Name/Position	Age	Elected Director	During Past Five Years
Vincent J. Fumo, Chairman of the Board	63	1997	Pennsylvania State Senator

			Chairman of the Board of PSB Bancorp, Inc.

James F. Kenney, Director	48	2003	Councilman-at-Large for the City of Philadelphia, Pennsylvania

			Director of Business Development, Vitetta Architects and Engineers
Executive Officers Who Are Not Directors

		Principal Occupation
Name/Position	Age	During Past Five Years
Gary Polimeno, Vice President and Treasurer of PSB Bancorp, Inc.	54	Vice President and Treasurer of PSB Bancorp, Inc.
Meetings and Committees of the Board of Directors
     The board has various standing committees including an Audit Committee, a Compensation and Benefits Committee (the “Compensation Committee”), and a Corporate Governance Committee. During 2005, the Audit Committee held ___meetings, the Compensation Committee held ___meetings and the Corporate Governance Committee held ___meetings. Each director attended at least 75% of the combined total of meetings of the board and of each committee of which he/she was a member.
     Audit Committee — The Audit Committee is comprised of directors Eastwood (Chair), Reitmeyer, and Wesley, each of whom in the judgment of the board is “independent” as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee is responsible for the appointment, compensation, oversight, and termination of PSB’s independent auditors. The Audit Committee is required to pre-approve audit and certain non-audit services performed by the independent auditors. The Audit Committee is charged by the board with providing oversight with respect to the integrity of PSB’s financial statements, PSB’s compliance with applicable legal and regulatory requirements and the performance of PSB’s internal audit function. The Audit Committee also is responsible for, among other things, reporting to PSB’s board on the results of the annual audit and reviewing the financial statements and related financial and non-financial disclosures included in PSB’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Audit Committee is expected to evaluate the independent auditors’ independence from PSB and PSB’s management, including approving consulting and other legally permitted, non-audit services provided by PSB’s auditors and the potential impact of the services on the auditors’ independence. The Audit Committee meets periodically with PSB’s independent auditors and PSB’s internal auditors outside of the presence of PSB’s management and possesses the authority to retain professionals to assist it in meeting its responsibilities without consulting with management. The Audit Committee also is expected to (i) review and discuss with management PSB’s earnings releases, including the use of pro forma information, (ii) address with management and the independent auditors the effect of accounting initiatives and off-balance sheet transactions, and (iii) receive and retain complaints and concerns relating to accounting and auditing matters.
     Compensation Committee — The Compensation Committee is comprised of directors Eastwood (Chair), Kenney, and Reitmeyer, each of whom is independent in the judgment of the board. The Compensation Committee is responsible for reviewing and making recommendations regarding the compensation of corporate officers.
     Corporate Governance Committee — The Corporate Governance Committee is comprised of directors Reitmeyer (Chair), Kenney, and Wesley, each of whom is independent in the judgment of the board. The Corporate Governance Committee is responsible for: (i) identifying qualified individuals to become members of the board; (ii) recommending that the board elect or nominate for election at annual meetings of shareholders such qualified individuals; (iii) recommending to the board a set of corporate governance principles applicable to PSB; and (iv) reviewing matters involving PSB’s articles of incorporation, bylaws, shareholder proposals, board committee responsibilities, and other corporate governance subjects, and recommending appropriate actions with respect thereto to the board. The Corporate Governance Committee has the responsibility to develop and recommend criteria for the selection of director nominees to the board, including, but not limited to diversity, age, skills, experience, and time availability (including consideration of the number of other boards on which the proposed director sits) in the context of the needs of the board and PSB and such other criteria as the Corporate Governance Committee determines to be relevant at the time. The Corporate Governance Committee has the power to apply this criterion in connection with the identification of individuals to be board members, as well as to apply the standards for independence imposed by PSB’s listing agreement with NASDAQ and all applicable federal laws in connection with such identification process. The Corporate Governance Committee will consider nominees recommended by shareholders and, in considering such candidates, the Committee will apply the same criteria it applies in connection with the Corporate Governance Committee recommended candidates.
Director Compensation
     For the year ended December 31, 2005, with the exception of Messrs. Kenney and Wesley, both of whom were paid $1,459 per board meeting attended (due to additional committee responsibilities), the other directors of PSB were paid $1,250 per board meeting attended. The directors of PSB were paid no additional remuneration for committee meetings. For the year ended December 31, 2005, the directors of First Penn Bank were paid $1,667 per board meeting attended; there was no additional remuneration paid for committee meetings.

Directors of First Penn Bank’s subsidiaries and affiliates, PSA Service Corp. and Transnational Mortgage Corp., were paid $150 and $250, respectively, per board meeting attended.
Summary Compensation Table
     The following table sets forth for the years ended December 31, 2005, 2004, and 2003 certain information as to the total compensation paid by PSB to executive officers who received salary and bonuses in excess of $100,000 during such fiscal year.

				Long Term
				Compensation
				Awards
				Restricted	Securities
Name and				Stock	Underlying	All Other
Principal Position	Year	Salary[1]	Bonus[2]	Awards[3]	Options	Compensation[4]
Vincent J. Fumo,	2005	$270,000	$100,000			$39,804
Chairman of the Board	2004	$240,000	$450,000	$1,000,000		$39,804
	2003	$223,000	$0		$500,000	$22,800

Anthony DiSandro,	2005	$290,000	$100,000			$52,961
President and Chief	2004	$263,000	$375,000	$1,000,000		$52,961
Executive Officer	2003	$247,000	$0		$300,000	$50,537

Gary Polimeno,	2005	$126,450	$15,000			$10,272
Vice President and	2004	$120,428	$30,000			$10,272
Treasurer	2003	$116,920	$30,000			$10,272

(1)	Includes the portion of salary deferred by the executive pursuant to the 401(k) Plan.

(2)	Pending resolution of the First Penn Bank’s Memorandum of Understanding, at the direction of the board, bonuses accrued for Messrs. Fumo and DiSandro in 2003 were not paid until 2004. As a result the table reflects no 2003 bonus and the payment of two bonuses in 2004.

(3)	Restricted stock award consisted of 100,000 shares of common stock at a price of $10.00 per share vesting over a five year period, which were granted on June 17, 2004. On December 31, 2005, the market value of each 100,000 award was $1,150,000.

(4)	Includes directors fees of $39,804, $39,804, and $4,800 paid to Mr. Fumo, Mr. DiSandro and Mr. Polimeno, respectively, for the year ended December 31, 2005. Includes directors fees of $39,804, $39,804, and $4,800 paid to Mr. Fumo, Mr. DiSandro and Mr. Polimeno respectively, for the year ended December 31, 2004. Includes directors fees of $22,800, $37,200, and $4,800 paid to Mr. Fumo, Mr. DiSandro and Mr. Polimeno respectively, for the year ended December 31, 2003.
     The following table provides certain information with respect to the number of shares of common stock represented by outstanding options and the number of options exercised by the named executive officers for the year ended December 31, 2005.

Aggregated Option/SAR Exercises
in Last Fiscal Year and FY-End Option/SAR Values

			Number of	Value of
	Shares		Securities	Unexercised
	Acquired		Underlying	In-the-Money
	on	Value	Unexercised	Options/SARs at
Name	Exercise	Realized	Options/SARs	FY-End
Vincent J. Fumo Chairman of the Board	0	$0	485,720	$758,580
Anthony DiSandro President and Chief Executive Officer	0	$0	260,000	$390,000
Gary Polimeno Vice President & Treasurer	0	$0	6,876	$48,132
Employment Agreements
     PSB and First Penn Bank have entered into employment agreements (the “Employment Agreements”) with Vincent J. Fumo, Chairman and Chief Executive Officer of PSB and Anthony DiSandro, President of PSB. Under the terms of his Employment Agreement, Mr. Fumo serves as Chairman of PSB and First Penn Bank at a base salary of $270,000. Under the terms of his Employment Agreement, Mr. DiSandro serves as President and Chief Executive Officer of PSB and First Penn Bank at a base salary of $290,000. Each Employment Agreement provides for an initial term of three years, which will thereafter be automatically renewed for an additional year on each anniversary date unless terminated pursuant to its terms by the respective parties.
     Each Employment Agreement provides for the payment of certain severance benefits in the event of the executive’s resignation for specified reasons or as a result of his termination by PSB or First Penn Bank without “Cause” (as defined in each Employment Agreement). The executive would be entitled to severance payments if: (1) he terminates employment following any breach of the Employment Agreement by First Penn Bank or PSB, loss of title, office or significant authority, reduction in annual compensation or benefits, or relocation of the executive’s principal place of employment by more than a specified number of miles from PSB or First Penn Bank, or (2) if First Penn Bank or PSB terminates his employment, other than for Cause.
     If either Mr. Fumo or Mr. DiSandro becomes entitled to receive severance payments under his Employment Agreement, he would receive, over a period of 36 months, a cash payment equal to three times his average annual compensation during the five-year period preceding termination of employment. Payments would be made in equal monthly installments. In addition to the severance payments, the executive would be entitled to continue to receive life, medical, dental and other insurance coverages (or a dollar amount equal to the cost of obtaining each such coverage) for a period of up to 36 months from the date of termination. Payments under the Employment Agreements are limited, however, to the extent that they would not be permitted under the Federal Deposit Insurance Act. The Employment Agreements are superseded by the agreements executed by Messrs. Fumo and DiSandro contemporaneously with the execution of the merger agreement, but if, for any reason, the merger is not completed, those agreements terminate and the Employment Agreements will remain in full force and effect.

Supplemental Retirement Plan
     PSB maintains a nonqualified Supplemental Retirement Plan for the benefit of certain executive officers and directors. The Supplemental Retirement Plan (“SRP”) has been adopted by the Company to provide supplemental retirement benefits to Messrs. Fumo and DiSandro. The SRP provides a defined benefit payable in 240 monthly installments of an amount based on a percentage of the executive’s highest base salary and bonus during the year of retirement or the four years prior to retirement. The participants under the SRP are Messrs. Fumo and DiSandro. The SRP provides that payments begin after termination of employment and attainment of age 65. The SRP provides for an early start for payment of the installments in the event of disability and that upon death prior to retirement, payment will be made in a lump sum as of the date the participant would have attained age 65. Benefits under the SRP are increased and are subject to acceleration upon a change in control. The SRPs are superseded by the agreements executed by Messrs. Fumo and DiSandro contemporaneously with the execution of the merger agreement, but if, for any reason, the merger is not completed, those agreements terminate and the SRPs will remain in full force and effect.
Equity Compensation Plans
     The following chart presents summary information with respect to all of PSB’s and First Penn Bank’s equity compensation plans in effect as of the date of this proxy statement.

Number of
Securities
	Number of	Weighted	Remaining
	Securities to be	Average	Available for
	Issued Upon	Exercise Price	Future Issuance
	Exercise of o/s	of o/s	Under Equity
	Options,	Options,	Compensation Plan
	Warrants &	Warrants &	(Excluding Sec in
Plan Category	Rights	Rights	Column (a))
Equity compensation plans approved by security holders	906,434	$9.97	246,384
Equity compensation plans not approved by security holders	8,571	$4.75	0

Total	915,005	$9.87	246,384

     The 1999 Director Stock Option Plan included in this chart is the only equity compensation plan adopted without shareholder approval
Compensation Committee Report on Executive Compensation
     Under rules established by the Securities and Exchange Commission (“SEC”), PSB is required to provide certain information regarding the compensation and benefits provided to PSB’s Chief Executive Officer and other executive officers of PSB. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to the fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee, at the direction of the board, has prepared the following report for inclusion in this proxy statement:
     The Compensation Committee policy for executive compensation is designed to: (i) provide compensation opportunities that are consistent with those available to executives in other financial services companies; (ii) support PSB’s goal setting and strategic planning process; (iii) motivate the executive management of PSB to achieve profit and other key goals of the institution, including but not limited to PSB’s commitment to the communities it serves, to its employees, customers, and investors; and (iv) motivate the executive management to operate PSB and First Penn Bank in a safe and sound manner and in compliance with all relevant governmental and regulatory requirements.
     The Compensation Committee utilized SNL Financial data, the BAI Compensation Survey, and America’s Community Banker’s Annual Compensation Survey as independent third-party sources of comparative data for similarly sized financial services companies as a baseline in setting the executive compensation salary levels.
     During the course of 2005, the Compensation Committee took into account both objective and subjective criteria in evaluating the performance of the executive management of PSB. The Compensation Committee also assessed the various challenges facing PSB and the significant competitive pressures within PSB’s market area. The specific performance objectives were: (i) the financial performance of First Penn Bank in a period of increasing interest rates and a flattening yield curve, and the effect of non-discretionary costs attributable to the ongoing option litigation; (ii) the initiation of a review of the strategic alternatives of PSB and the related time commitment required of management; and (iii) the completion of a strategic personnel and compensation structure review of senior and middle management.
     Additionally, the Compensation Committee utilized a number of subjective elements as part of the decision-making process regarding executive compensation. The long tenure of the two senior executives and the individual skills and talents of the executive managers of PSB, including their leadership ability, planning and organizational skills, administrative talent, and vision for the future, and work ethic were given consideration in establishing executive compensation.
     Mr. Vincent J. Fumo was the Chairman of the Board of PSB and First Penn Bank and Mr. Anthony DiSandro was the President and Chief Executive Officer of PSB and First Penn Bank in 2005. Messrs. Fumo’s and DiSandro’s compensation for 2005 were determined by the Compensation Committee after consideration of the factors discussed above. Specific additional elements of the compensation of Messrs. Fumo and DiSandro are discussed below:
•	The Compensation Committee recommended no stock based compensation for Mr. Fumo or Mr. DiSandro for 2005.

•	The Compensation Committee recommended that the bonus amounts paid to executive management be reduced by 56% and 50% from 2004 levels for Mr. Fumo and Mr. DiSandro, respectively. This recommendation was made based upon the

Committee’s opinion that until First Penn Bank reestablished satisfactory earning levels, bonus amounts should be reduced for all levels of management.

•	The Compensation Committee recommended an immediate salary freeze for senior management (includes all Vice Presidents and above) until such time that earning levels are satisfactorily reestablished.
Respectfully submitted,
James W. Eastwood,
Chairman of Compensation Committee.
Edward J. Reitmeyer
James F. Kenney
Compensation Committee Interlocks and Insider Participation.
     None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Compensation of Officers and Directors through Defined Benefit Plans.
     First Penn Bank has maintained a non-contributory defined benefit retirement plan (“Retirement Plan”). The Retirement Plan was “frozen” as of September 30, 1994 and benefits no longer accrue thereunder. Under the terms of the Retirement Plan, all employees age 21 or older who had worked at First Penn Bank for a period of one year and had been credited with 1,000 or more hours of employment with First Penn Bank during the year were eligible to accrue benefits under the Retirement Plan. First Penn Bank would annually contribute an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Employee contributions were not permitted under the Retirement Plan. The Retirement Plan is fully funded, under the Internal Revenue Code of 1986, as amended (the “Code”). Because the Retirement Plan is fully funded, First Penn Bank will generally not be required to make any additional contributions unless asset depreciation occurs. Participants will continue to vest in accordance with the provisions of the Retirement Plan. No new employees will be eligible for participation. The Plan, however, remains subject to all other requirements of the Code.
     The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 2005, expressed in the form of a single life annuity for the final average salary and benefit service classifications specified below.

Years of Service and Benefits Payable at Retirement
Final
Average
Compensation	15	20	25	30	35	40
$50,000	$13,000	$17,400	$21,700	$26,000	$26,000	$26,000
$75,000	$20,900	$27,900	$34,800	$41,800	$41,800	$41,800
$100,000	$28,800	$38,400	$47,900	$57,500	$57,500	$57,500
$125,000	$36,600	$48,900	$61,100	$73,300	$73,300	$73,300
$150,000 *	$44,500	$44,500	$74,200	$89,000	$89,000	$89,000

*	Effective for retirements on or after January 1, 1994, annual compensation for Bank Plan purposes could not exceed $150,000 plus any increases indexed to cost of living adjustments. Employees with compensation exceeding $150,000 in years before 1994 may have larger “preserved benefits.” Due to the Economic Growth and Tax Relief Reconciliation Act of 2001, the annual compensation limit increased to $200,000 plus any increases indexed to cost of living adjustments.
     As of December 31, 2005, Mr. Fumo, Mr. DiSandro, and Mr. Polimeno had 16, 15 and 18 years of credited service (i.e., benefit service), respectively.
Section 16(a) Beneficial Ownership Reporting Compliance
     Based upon a review of the information provided to PSB for the twelve month period ended December 31, 2005, no director, officer, or beneficial owner of more than ten percent of Common Stock, has failed to file a required Form 3, 4, or 5, in a timely fashion.
Stock Performance Graph
     The following graph shows a comparison of total shareholder return on the common stock of PSB, based on the market price of the common stock, with the cumulative total return of companies on The NASDAQ Stock Market (U.S.) Index (“CCMP”) and The NASDAQ Banking Index (U.S.) (“CBNK”) for the period beginning on January 1, 2000, through December 31, 2005.
Total Return Perfomance

Notes:
A.	The lines represent annual index levels derived from compounded daily returns that include all dividends.

B.	The indexes are reweighed daily, using the market capitalization on the previous trading day.

C.	If the fiscal year-end is not a trading day, the preceding trading day is used.

D.	The index level for all the series was set to 100.00 on December 31, 2000.
Certain Transactions
     Certain directors and executive officers of PSB, and associates of such persons (including corporations of which such persons are officers or 10% beneficial owners), were customers of and had transactions with PSB and its subsidiaries in the ordinary course of business during 2005. All loans made to such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. It is expected that any other transactions with directors and officers and their associates in the future will be conducted on the same basis.
Independent Public Accountants
     The firm of Grant Thornton LLP performed certain accounting services for PSB, including the audit of the annual financial statements and the reviews of the unaudited financial statements included in PSB’s quarterly reports for the years ended December 31, 2005 and 2004.
     The following tables set forth the aggregate fees to PSB for the fiscal years ended December 31, 2005 and 2004 by Grant Thornton LLP.

December 31, 2005
Audit fees	$176,105
Audit-related fees	6,373
Tax fees	26,865
All other fees	44,403

Total	$253,746

December 31, 2004
Audit fees	$128,655
Audit-related fees	23,655
Tax fees	37,230
All other fees	45,339

Total	$234,879

     Audit fees included the audit of PSB’s annual financial statements, reviews of PSB’s quarterly financial statements and comfort letters, statutory and regulatory audits, consents and other services related to SEC matters.
     Audit-related fees principally included audits of employee benefit plans and certain internal audit services, which were allowable by law at the time the services were provided.
     Tax fees included tax compliance services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of federal, state and local income tax return assistance and assistance with tax audits and appeals.
     The Audit Committee may, from time to time, grant pre-approval to those permissible non-audit services classified as “all other services” that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee has not currently pre-approved any such services.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors
     The Audit Committee pre-approves all audit and non-prohibited, non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. The Audit Committee may delegate pre-approval authority to one or more of its members. This member must report any decisions to the Audit Committee at the next scheduled meeting. There were no waivers by the Audit Committee of the pre-approval requirement for permissible non-audit services in 2005.
Appointment of Auditors for PSB’s 2006 Audit
     If for any reason the merger is not completed, the Audit Committee has selected Grant Thornton LLP to conduct the audit of the financial statements of PSB and its subsidiaries for the year ending December 31, 2006. Representatives of Grant Thornton LLP are not expected to be present at the special meeting.
Report of the Audit Committee
     The members of the PSB Audit Committee are Messrs. Eastwood, Reitmeyer, and Wesley, each of whom is an independent director in the judgment of the board. The board, in the exercise of its business judgment and with the assistance of legal counsel, has determined that Mr. Wesley meets the qualifications as an “audit committee financial expert” as that term is defined in the rules promulgated by the Securities and Exchange Commission.
     The PSB Audit Committee operates under a written charter adopted by the board.
     The Audit Committee has reviewed the audited financial statements of PSB for the fiscal year ended December 31, 2005, and discussed them with management and PSB’s independent accountants for the year ended December 31, 2005, Grant Thornton LLP. The Audit Committee

also has discussed with the independent accountants the matters required to be discussed by the U.S. Statement of Auditing Standards No. 61.
     The Audit Committee has received the written disclosures and letter from the independent accountants required by Independence Standard Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, has considered whether the provision of any non-audit services by the independent auditors to PSB would be compatible with maintaining the auditors’ independence, and has discussed with the auditors the auditors’ independence.
     Based on the review and discussions described above, the Audit Committee recommended to the board that PSB’s audited financial statements for the fiscal year ended December 31, 2005, be included in PSB’s Annual Report on Form 10-K for the year ended December 31, 2005.
The Audit Committee
James W. Eastwood, Chairman
Edward J. Reitmeyer
Dennis P. Wesley
Shareholder Communications
     Shareholders and other interested parties who desire to communicate directly with PSB’s independent, non-management directors should submit communications in writing addressed to Audit Committee Chair, PSB Bancorp, Inc., 1835 Market Street, Philadelphia, Pennsylvania 19103.
     Shareholders, employees, and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with PSB’s Audit Committee in writing addressed to Audit Committee Chair Audit Committee Chair, PSB Bancorp, Inc., 1835 Market Street, Philadelphia, Pennsylvania 19103.
OTHER MATTERS
     Management knows of no business other than as described above that is planned to be brought before the special meeting.
MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS
     In accordance with Rule 14a-3(e)(1) under the Securities and Exchange Act, of 1934, as amended, one proxy statement will be delivered to two or more shareholders who share an address, unless PSB has received contrary instructions from one or more of the shareholders. PSB will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to PSB Bancorp, Inc., 1835 Market Street, Philadelphia, Pennsylvania 19103, Attention: Investor

Relations, telephone: (215) 979-7900. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting PSB at the address and phone number set forth in the prior sentence.
SUBMISSION OF SHAREHOLDER PROPOSALS
     If the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings and we will hold a 2007 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of shareholders. We must receive any proposals of shareholders intended to be presented at our annual meeting of shareholders in 2007 on or before ______ ___, 2007 in order for the proposals to be eligible for inclusion in our proxy statement and proxy for that meeting. Any other shareholder proposals to be considered for presentation at our annual meeting of shareholders in 2007, although not included in our proxy statement and proxy for that meeting, also must be received on or before ______ ___, 2007 and be submitted in accordance with the requirements set forth in our bylaws. Shareholder proposals should be sent to PSB Bancorp, Inc., 1835 Market Street, Philadelphia, Pennsylvania 19103, Attention: Secretary. We urge that any shareholder proposals be sent certified mail, return-receipt requested.
CORPORATE GOVERNANCE DOCUMENTS
     A copy of the PSB’s Code of Ethics is available its website under Investor Relations at www.firstpennbank.com and any shareholder may obtain a printed copy of these documents by writing to Investor Relations, PSB Bancorp, Inc., 1835 Market Street, Philadelphia, Pennsylvania 19103 or by calling Investor Relations at (215) 979-7900.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     PSB files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
     Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at PSB Bancorp, Inc., 1835 Market Street, Philadelphia, Pennsylvania 19103, Attention: Investor Relations. If you would like to request documents, please do so by ___, in order to receive them before the special meeting.

     No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, the information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated ______ ___2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

ANNEX A
Agreement And Plan Of Merger, Dated As Of August 30, 2006,
By And Among Conestoga Bancorp, Inc., Conestoga Bank,
FP Acquisition Corp., And PSB Bancorp, Inc.

A-1

ANNEX B
Opinion of Griffin Financial Group LLC

B-1

ANNEX C
Opinion of Curtis Financial Group LLC
C-1

REVOCABLE PROXY
PSB BANCORP, INC.
SPECIAL MEETING OF SHAREHOLDERS
_______ __, 2006
     The undersigned hereby appoints ___, ___and ___, and each of them, as agents and proxies of the undersigned, each with the full power to appoint a substitute and to act without the other, to represent and to vote, as designated below, all of the shares of common stock of PSB Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at The Crowne Plaza Hotel, 1800 Market Street, Philadelphia, Pennsylvania, on ______ ___, 2006 at 10:00 a.m. and at any and all adjournments thereof (the “Special Meeting”).
THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED
     The Board of Directors recommends a vote FOR each of the proposals listed below. All shares will be voted as instructed below. In the absence of an instruction to the contrary, all shares will be voted FOR each of the proposals.

	FOR	AGAINST	ABSTAIN
1. Proposal to approve the Agreement and Plan of Merger dated August 30, 2006 and entered into by and among Conestoga Bancorp, Inc., Conestoga Bank, FP Acquisition Corp., and PSB Bancorp, Inc.	☐	☐	☐

2. Proposal to adjourn the meeting, if necessary, if more time is needed to solicit proxies.	☐	☐	☐

3. Election of three (3) Class II directors of PSB Bancorp, Inc. to serve until either the completion of the transactions contemplated by the merger agreement or for a term of three years and until their successors have been elected and qualified.
	☐		☐
     Please be sure to sign and date this Proxy below:

Signature:	Date: , 2006

Signature:	Date: , 2006
(IMPORTANT: Please sign as your name appears on the envelope in which this proxy was delivered to you. Where shares are held jointly, both holders should sign. When signing as agent, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.)

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY
This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” the proposals listed. If any other business is presented at the Special Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting.
The undersigned acknowledges receipt from the Company, prior to the execution of this Proxy, of a Notice of Special Meeting of Shareholders and of a Proxy Statement for the Special Meeting.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.